  As filed with the Securities and Exchange Commission on December 26 , 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Amendment No. 2

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

(Exact name of registrant as specified in its charter)

Colorado	5171	84-1536518
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

30 Guanghau Avenue, Wan Bailin District Taiyuan City, Shanxi Province, Shanxi, China 030024 (86) 351-6527-366 (office)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jehu Hand Esq. 24351 Pasto Road, Suite B Dana Point, California 92629 (949) 489-2400 (office) (650) 794-9878 (fax)
(Name, address including zip codes, and telephone numbers, including area codes, of agent for service)

	Copy To:

Cai Yongjun 30 Guanghau Avenue, Wan Bailin District Taiyuan City, Shanxi Province, Shanxi, China 030024 (86) 351-6527-366 (office) (86) 351-6527-399 (fax)

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock	3,750,000 shares (1)	$1.50 (2)	$5,625,000.00 (3)	$172.69
Convertible Notes	3,000,000 (4)	$1.50 (5)	$2,100,000.00 (6)	$ 138.15
Warrants	1,500,000 (7)	$ 1.50 (8)	$1,200,000.00 (9)	$ 69.08

TOTAL	8,250,0000 shares	$1.50	$ 12,375,000 ..00	$ 379.92

(1) Includes shares held by the selling shareholders.

(2) This price was arbitrarily determined by the Company and the selling shareholders.

(3) The selling shareholders will each offer shares on a “best efforts” basis.

(4) The Convertible Note of $2,100,000 converts into 3,000,000 shares of common stock. The conversion price is $0.70 per share. The Company netted $1,800,000 after disbursement of fees and expenses.

(5) This price was arbitrarily determined by the Company and the selling shareholders.

(6) The selling shareholders will offer their shares on a "best efforts" basis.

(7) Each warrant represents on share of common stock.  The exercise price is $0.80.

(8) This price was arbitrarily determined by the Company and the selling shareholders.

(9) The selling shareholders will offer their shares on a "best efforts" basis.

PROSPECTUS

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

8,250,000 Shares of Common Stock

This prospectus relates to 8,250,000 shares of common stock of Longwei Petroleum Investment Holding Limited (“Longwei”) a Colorado corporation. These shares may be sold from time to time by the selling stockholders named in this prospectus. We completed a convertible note on December 18, 2007, in the amount of $2,100,000 at an interest rate of 4% per annum, with a conversion feature of $0.70 per share (the conversion price) at the option of the investor.  Additionally, warrants were granted at an exercise price of $0.80.  The period for the conversion of the warrants is three years from the date of effectiveness of this registration statement .. The convertible note will give the Company $2,100,000. Additionally, if all of the warrants are exercised, the Company will receive $1,200,000. After disbursement of fees and expenses, the Company netted $1,800,000.

There is currently no trading market for the common stock. Our common stock is considered to be a “penny stock” since it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934 as amended. Our common stock is a “penny stock” because it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Any selling stockholders who are affiliates of broker-dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such selling stockholders who are affiliates of broker-dealers and any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. Jackson, Kohle & Co., a registered broker dealer, has agreed with 10 selling stockholders to act as agent on a “best efforts” for the sale of the 3,163,470 shares held by such shareholders; other selling shareholders may likewise agree to engage Jackson, Kohle & Co. as selling agent.

.. The initial offering price of $1.50 was determined by negotiations between Longwei and the selling stockholders. The expenses of the offering, estimated at $ 310, 328 ..00, will be paid by Longwei. Longwei will not receive any proceeds from the sale of shares by the selling stockholders. The offering will terminate one year from the date of this prospectus.

No person other than Jackson, Kohle & Co. has agreed to underwrite or take down any of the securities. Jackson, Kohle will be paid a sales commission equal to 12% on all sales arranged by it.  For other sales on any trading market, sales commissions will be limited to those paid in similar market transactions. For private sale transactions other than those made through Jackson, Kohle & Co., no sales commission can be paid. There is no minimum amount of securities which may be sold.

Investing in the shares being offered pursuant to this prospectus involves a high degree of risk. You should carefully read and consider the information set forth in the section of this prospectus titled “RISK FACTORS,” beginning on page 10, when determining whether to purchase any of these shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          Information contained herein is subject to completion or amendment.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

The date of this Prospectus is __________, 2007.

TABLE OF CONTENTS

CALCULATION OF REGISTRATION FEE

3

PROSPECTUS SUMMARY

8

THE COMPANY

8

THE OFFERING

9

SUMMARY CONSOLIDATED FINANCIAL DATA

10

ADDITIONAL INFORMATION

12

RISK FACTORS

13

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

22

USE OF PROCEEDS

22

DETERMINATION OF OFFERING PRICE

22

DIVIDEND POLICY

22

NO TRADING MARKET FOR OUR COMMON STOCK

23

SELECTED CONSOLIDATED FINANCIAL DATA

23

MANAGEMENT’S DISCUSSION AND ANALYSIS

25

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

36

CORPORATE STRUCTURE

37

SUMMARY DIAGRAM OF OUR BUSINESS

39

EXECUTIVE COMPENSATION

45

SUMMARY COMPENSATION TABLE

46

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

46

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

47

SELLING STOCKHOLDERS

47

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

50

DESCRIPTION OF SECURITIES

50

SHARES ELIGIBLE FOR FUTURE SALE

51

PLAN OF DISTRIBUTION

52

LEGAL MATTERS

54

EXPERTS

54

WHERE YOU CAN FIND MORE INFORMATION

54

FINANCIAL STATEMENTS FOR THE PERIOD ENDED SEPTEMBER 30, 2007

56

(UNAUDITED) CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2007

57

(UNAUDITED) CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

58

(UNAUDITED) STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

59

(UNAUDITED) CONSOLIDATED STATEMENTS OF CASH FLOWS

60

NOTES TO (UNAUDITED) CONSOLIDATED FINANCIAL STATEMENTS

61

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

75

CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2007 AND 2006

76

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

77

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

78

CONSOLIDATED STATEMENTS OF CASH FLOWS

79

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

80

PART II

94

INFORMATION NOT REQUIRED IN THE PROSPECTUS

94

SIGNATURES

98

PROSPECTUS SUMMARY

This summary s contains a discussion of all factors material to the investor of an investment in our securities. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Except as otherwise indicated by the context, references in this prospectus to “Longwei,” “we,” “us,” “our,” “our Company,” or “the Company” are to Longwei Petroleum Investment Holding Limited,  “PRC” and “China” are to People’s Republic of China; “U.S. dollar,” “$” and “US$” are to United States dollars; “RMB” are to Yuan Renminbi of China; “Securities Act” are to Securities Act of 1933, as amended; and “Exchange Act” are to the Securities Exchange Act of 1934, as amended.

THE COMPANY

Overview

Longwei Petroleum Investment Holding Limited (“we,” “us,” “our,” “Longwei”) was incorporated under the laws of the State of Colorado on March 17, 2000, under the name of Tabatha II, Inc. We changed our name to Longwei Petroleum Investment Holding Limited on October 12, 2007. We were formed as a “blind pool” or “blank check” company with no meaningful assets or liabilities whose business plan was to seek to acquire a business opportunity through completion of a merger, exchange of stock, or other similar type of transaction. In furtherance of our business plan, we voluntarily elected to become subject to the periodic reporting obligations of the Securities Exchange Act of 1934 by filing a registration statement on Form 10-SB.

Prior to October 16, 2007, our only business activities were the organizational activities described above, including registration under the Securities Exchange Act of 1934, and efforts to locate a suitable business opportunity for acquisition. On October 16, 2007, the date of the closing of the Share Exchange, whereby we completed the acquisition of Longwei Petroleum Investment Holding Limited (“Longwei BVI”), a British Virgin Islands corporation , by acquir ing all of the issued and outstanding common stock of Longwei in exchange for common shares in Tabatha II, Inc. Longwei BVI was incorporated on April 3, 2006.  Longwei BVI owns all of the issued and outstanding stock of Taiyuan Yahua Energy Conversion Co., Ltd. (“Taiyuan Yahua”), a Chinese limited liability company, which is in turn the sole shareholder of Taiyuan Longwei Economy & Trading Co., Ltd. (“Taiyuan Longwei”), a Chinese limited liability company.   We issued 69,000,000 shares in the share exchange transaction for 100% of the ownership of Longwei BVI. As a result of the share exchange transaction, Longwei BVI and its subsidiaries became our wholly owned subsidiaries.

The former stockholders of Longwei BVI acquired 86% of our issued and outstanding common stock as a result of closing the share exchange transaction.  Therefore, although Longwei BVI became our wholly-owned subsidiary, the transaction was accounted for as a recapitalization of Longwei BVI, whereby Longwei BVI is deemed to be the accounting acquirer and is deemed to have adopted our capital structure.

All operating activities are carried out through our wholly-owned Chinese subsidiary, Taiyuan Longwei Economy & Trading Co., Ltd. (“Taiyuan Longwei”), which was incorporated in 1995.  The operating company is located in Taiyuan City, China.  We purchase diesel, gasoline, fuel oil and kerosene from various suppliers. As an intermediary, we seek to earn profits by buying diesel, gasoline, fuel oil and kerosene at competitive prices and selling them to other wholesalers. In addition, we also earn revenues by acting as a purchase agent where we charge an agency fee, a fee which is charged to wholesalers who do not have a license to purchase directly from refineries. The cost of our products is largely dependent on the price of crude oil. The price of crude oil is subject to fluctuation due to a variety of factors, all of which are beyond our control. When sudden and significant increases occur in the cost of fuel and lubricant products, we may not be able to pass on these increases through timely price increases to our customers. The timing of passing these costs to our customers can significantly affect our margins. The affect of lower crude oil prices, after the sale for a short time of higher priced inventory on hand at the time of the price decrease, reduces the cost of the products which, in turn, improves profit margins. Fuel oil is a liquid petroleum product that is burned in a furnace or boiler for the generation of heat or used in an engine for the generation of power. Solvents are unrefined petroleum products used in paint, dry-cleaning solvents, solvents for cutback asphalts and solvents for the rubber industry. We then transport and market these products to other wholesale buyers. Our primary customers are large-scale gas stations, which represent 60% of our sales. These gas stations, which purchase diesel and gasoline from us, are located in Taiyuan City in the Shanxi Province of China. Our second largest group of customers is the coal plants and power supply companies that use our fuel oil for heat and power, along with our solvents, which comprise 30% of our business. Our third largest customers are the small independent gas stations. These represent 10% of our total sales, and purchase gasoline and diesel. Our operating company is located at No. 30 Guanghau Avenue, Wan Bailin District, Taiyuan City, P.C. 030024, Shanxi Province, China, and our phone number is (86) 351-6527-366.

THE OFFERING

Common stock offered by selling stockholders	8,250,000 shares
Common stock outstanding before the offering	79,500,000 shares (1)
Common stock outstanding after the offering	79,500,000 shares (1)
Proceeds to us

We will not receive any proceeds from the sale of common stock covered by this prospectus.  The Company will receive $2,100,000 in the form of convertible notes; additionally, the Company issued 1,500,000 warrants. After disbursement of fees and expenses, the Company netted $1,800,000. If all the warrants are exercised, the Company will receive proceeds of $1,200,000.

(1) Represents the number of shares outstanding on December 18 , 2007.

Summary of recent transactions and events

We completed a convertible note on December 18, 2007, in the amount of $2,100,000 at an interest rate of 4% per annum, with a conversion feature of $0.70 per share (the conversion price) at the option of the investor.  Additionally, warrants were granted at an exercise price of $0.80.  The period for the conversion of the warrants is three years from the date of effectiveness of this registration statement.  If all of the warrants are exercised, the Company will receive $1,200,000.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary of consolidated statements of income data for the years ended June 30, 2007, 2006 and 2005 and the selected consolidated balance sheet data as of June 30, 2007, 2006 and 2005 are derived from, and are qualified by reference to, the audited consolidated financial statements of Longwei BVI that have been audited by Child, Van Wagoner & Bradshaw, PLLC., independent registered public accounting firms, and that are included elsewhere in this prospectus. The statement of income data for the years ended June 30, 2004 and June 30, 2003 and the summary balance sheet data as of June 30, 2004 and June 30, 2003 are derived from the unaudited consolidated financial statements of Longwei BVI not included in this prospectus.

The following summary of consolidated financial information should be read in conjunction with our consolidated financial statements and related notes and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of our results for any future periods.

(in thousands of U.S. dollars, except per share data)

	September 30, 2007 (unaudited)	June 30, 2007	June 30, 2006	June 30, 2005	June 30, 2004	June 30, 2003
Statement of Income Data

Revenues	36,489	$93,762	$93,082	$40,864	$39,492	$20,951

Cost of Sales	25,694	$75,597	$70,734	$28,126	$27,135	$16,609

Operating Expenses	357	$448	$505	$434	$2,508	$926

Income From Operations	10,437	$17,717	$21,843	$12,304	$9,849	$3,416

Income Taxes	(3,438)	$(5,911)	$(7,245)	$(4,076)	$(3,256)	$(1,095)

Net Income	7,019	$11,995	$14,703	$8,276	$6,610	$2,345

Number of Shares Issued and Outstanding	75,000,000	75,000,000	75,000,000	75,000,000	75,000,000	75,000,000

Income from Operations Per Share	..14	.24	.29	.16	.13	.05

Weighted Average Number of Shares Outstanding	75,000,000	75,000,000	75,000,000	75,000,000	75,000,000	75,000,000

Net Income Per Share	..09	.16	.20	.11	.09	.03

	September 30, 2007 (unaudited)	June 30, 2007	June 30, 2006	June 30, 2005	June 30, 2004	June 30, 2003
Balance Sheet Data

Current Assets	67,839	$58,049	$50,426	$24,329	$15,709	$8,613

Total Assets	70,458	$60,742	$53,328	$36,268	$26,766	$17,897

Total Current Liabilities	4,912	$2,998	$10,062	$8,788	$7,562	$5,303

Net Assets	65,546	$57,744	$43,266	$27,480	$19,204	$12,594

Total Shareholders’ Equity	65,546	$57,744	$43,266	$27,480	$19,204	$12,594

Risk Factors

We face risks in operating our business, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition and operating results. You should consider these risks before investing in our Company. Risks relating to our business and industry include, among others: our ability to attract new customers; our ability to maintain our gross margin of petroleum products and petroleum product purchases, which is the difference between the price we pay for our petroleum products, and the price paid and other costs incurred in the purchase and transport of our petroleum products, and competition and competitive factors in the markets in which we compete. You should carefully consider the risks discussed in “RISK FACTORS” before deciding to invest in our common stock.

ADDITIONAL INFORMATION

Our corporate headquarters are located at 30 Guanghau Avenue, Wan Bailin District, Taiyuan City, Shanxi Province, Shanxi, China 030024. Our telephone number is (86) 351-6527-366. We maintain a website at www.longweishihua.com that contains information about our Company, but that information is not a part of this prospectus.

RISK FACTORS

You should carefully consider the following risks and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock being offered for resale by the selling stockholders. If any of the events or developments described below actually occurs, our business, financial condition, and results of operations may suffer. In that case, the trading price of our common stock may decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

ECONOMIC AND INDUSTRY FACTORS BEYOND OUR CONTROL, INCLUDING PRODUCTION LEVELS OF CRUDE OIL/PETROLEUM PRODUCTS, CAN ADVERSELY AFFECT OUR GROSS MARGIN.

Our ability to pay company expenses depends primarily on our gross margin.  The gross margin is the difference between the sales price of our products, which include gasoline, diesel, kerosene and fuel oil, and the cost of the products that we purchase. These include handling charges, transportation and refinery costs.  The ability to generate margins in the petroleum marketing and trading business is not tied to the absolute price of crude oil, but is generated by differences between the price at which crude oil and our petroleum products are sold and the price paid, as well as other costs incurred in the purchase, refining and transportation of our petroleum products.  In addition, our gross margins are affected by many factors beyond our control, including:

o

the performance of the Chinese economy and the global economy:

o

the volumes of crude oil and petroleum products produced in the areas we serve:

o

the demand for petroleum products by our customers:

o

the prices of crude oil and refined products (diesel and gasoline):

o

petroleum products sold by our competitors:

o

the competitive position of alternative energy sources and:

o

the availability of crude oil/petroleum products from our suppliers.

IF WE CANNOT MAINTAIN OUR SUPPLY OF PETROLEUM PRODUCTS, IT WILL AFFECT OUR ABILITY TO PAY OUR DEBT AND COMPANY EXPENSES.

Our profitability depends in part on our ability to maintain supply of our products.  The amount of drilling and production will depend in large part on crude oil prices.  To the extent that low crude oil/petroleum prices result in lower volumes of crude oil/petroleum products available for purchase, we may experience shortages of our product.  In addition, a sustained depression in crude oil/petroleum prices could result in the bankruptcy of some of our suppliers and refineries.

OUR ABILITY TO MAINTAIN AND INCREASE OUR PROFITABILITY AND CASH FLOW WILL DEPEND ON OUR SUCCESS IN MAKING WISE DECISIONS REGARDING SOURCES OF SUPPLY AND DEMAND FOR PETROLEUM PRODUCTS.

Our skill in purchasing, handling, transporting and storing our products, and our ability to respond to changes in the market will affect our profitability and cash flow.  The marketing and trading of our petroleum products requires detailed current knowledge of our petroleum products suppliers and customers, and a familiarity with a number of factors, including:

o

individual customer demand for specific grades of petroleum:

o

area market price structures for the different grades of petroleum products:

o

location of our customers:

o

availability of transportation facilities, and

o

timing of purchases and costs involved in delivering our products to our customers.

WE DEPEND ON A FEW SUPPLIERS FOR MOST OF OUR SUPPLIES.  THEREFORE, THE LOSS OF ANY SUPPLIER CAN HAVE AN ADVERSE AFFECT ON OUR BUSINESS

Historically, our five largest suppliers which currently constitute 10% or greater of the Company's purchasing volume are:

Company	2007	2006	2005

Yanlian Industry Group selling division	26%	20%	13%
Tuha Oil Exploring and Exploiting Headquarters	20%	16%	18%
Xinan Oil Chemical Assembling Factory	11%	15%	8%
Alashankou Baoli Trading Company Limited	10%	3%	6%
Alashankou Dacheng Company Limited	10%	11%	11%

The loss of any supplier could adversely affect our ability to get our petroleum products, thus affecting our sales and profitability.

CHANGES IN ENVIRONMENTAL AND OTHER REGULATORY COSTS COULD AFFECT OUR REVENUE AND PROFIT.

Under its current leadership, the Chinese Government has been pursuing environmental reform policies.  Changes in environmental regulation could put restrictions and limitations on some of our storage, transportation and handling activities that may impact the environment.  This could include disposal of waste, handling of chemical substances, and storing of our petroleum products.  Those policies that place environmental restrictions and limitations on our business would increase our operating costs for us, and for our suppliers.  We will attempt to anticipate future regulatory requirements that might be imposed, and to plan accordingly in order to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance.

IN THE EVENT THAT WE LOSE OUR LICENCES GRANTED BY THE CHINESE GOVERNMENT WE WILL NOT BE ALLOWED TO SELL OUR PRODUCTS.

We have been granted a Finish Oil Wholesale license which allows our company to sell petroleum products to other wholesales and users of gasoline, fuel oil and diesel oil.  This license is granted by the People’s Republic of China   In addition, we also have a special license for Dangerous Chemical Products Businesses that allows us to handle or transport gasoline and diesel oil. There is no expiration date on the Finish Oil Wholesale license but this could be changed by the Chinese government under the condition that we no longer have adequate storage facilities or equipment to carry out our business.  The Dangerous Chemical Products Businesses license is renewed every three years.  The People’s Republic of China’s constitution states that all mineral and oil resources belong to the State.  Without these licenses, we would not be allowed to sell our products and we would be unable to survive in our present business.

THE CHINA GOVERNMENT MIGHT EXPAND AND GRANT LICENSES TO BUY DIRECTLY FROM REFINERIES TO OTHER WHOLESALERS IN OUR REGION.

The Chinese government recently has begun granting licenses to other wholesalers this will have a negative affect on our agency fees or a fee that is charged to other wholesalers that do not have a license to purchase directly from refineries. Our agency fees represented 8% of our sales in year ending June 30, 2007 and 11% of our sales in June 30, 2006. A decrease in our agency fees will have a negative impact on both sales and profits.

OUR OPERATING RESULTS MAY FLUCTUATE, WHICH MAKES OUR RESULTS DIFFICULT TO PREDICT AND COULD CAUSE OUR RESULTS TO FALL SHORT OF EXPECTATIONS.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control.  Therefore, comparing our operating results on a period-to-period basis may not be meaningful and you should not rely on our past results as an indication of our future performance.  Our quarterly and annual expenses as a percentage of our revenues may be significantly different from our historical or projected rates.  Our operating results in future quarters may fall below expectations.

THE LOSS OF OUR CHIEF EXECUTIVE OFFICER OR ANY INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD IMPAIR OUR ABILITY TO MAINTAIN OR EXPAND OUR BUSINES.

Cai Yongjun, our Chief Executive Officer, founded Taiyuan Longwei in 1995.  In China, business is often driven by personal relationships, and many of our customers and suppliers have been working with Mr. Yongjun for many years.  For this reason, we believe our future success depends to a significant extent on the continued services of Mr. Cai, and we would be at a severe competitive disadvantage if we were to lose his services.  We do not maintain key person life insurance on any of our executive officers, including Mr. Cai, and have no current plans to purchase any in the future.

Our future success will also depend on our ability to attract, retain and motivate personnel to oversee our operations and to insure that we continue to supply our customers in a timely and cost-effective manner.

IF WE DO NOT HAVE SUFFICIENT CAPITAL RESOURCES OR OPPORTUNITIES FOR EXPANSION, OUR GROWTH WILL BE LIMITED.

We will require additional working capital to support our long-term business plan, which includes increasing our storage capacity by buying additional storage tanks.  Our working capital requirements and the cash flow provided by future operating activities will vary from quarter to quarter, depending on the volume of business during the period and payment terms with our customers.  We may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing, or other sources.  Additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities.  In addition, we may grant registration rights to investors purchasing our equity or debt securities in the future.  If we are unable to raise additional financing, we may be unable to implement our long-term business plan of adding additional storage capacity to meet customer demand for our products, take advantage of future opportunities, or respond to competitive pressures on a timely basis, if at all.

WE SOMETIMES EXTEND CREDIT TO OUR CUSTOMERS.  FAILURE TO COLLECT THE TRADE RECEIVABLES OR UNTIMELY COLLECTION COULD AFFECT OUR LIQUIDITY.

We extend credit to some of our customers while requiring no collateral. Generally, our customers pay within 30 days of delivery. Sometimes our customers are late with their payments. We perform ongoing credit evaluations of our customers’ financial condition and usually have no difficulties in collecting our payments. However, if we encounter future problems collecting amounts due from our clients, or if we experience delays in the collection of amounts due from our clients, our liquidity could be negatively affected.

OUR BUSINESS IS SUBJECT TO PRICING VOLATILITY OF THE PETROLEUM MARKETS.

Many of our petroleum and fuel-oriented products are commodities which are refined and distributed by numerous sources. We purchase fuel delivered to our customers from multiple suppliers at market prices. We monitor fuel prices and trends in each of our markets on a daily basis and seek to purchase our supply at the lowest prices and under the most favorable terms. Commodity price risk is mitigated since we purchase and deliver our fuel supply daily and utilize cost-plus pricing to our customers. If we cannot pass on the cost-plus pricing to our customers, margins would decrease and a loss could be incurred. We have not engaged in derivatives or futures trading to hedge fuel price movements. In addition, diesel fuel, gasoline and propane may be subject to supply interruption due to a number of factors, including natural disasters, refinery and/or pipeline outages and labor disruptions. The reduction of available supplies could impact our ability to provide bulk fueling services and impact our profitability.

SUDDEN OIL AND GAS PRICE INCREASES DUE TO, AMONG OTHER THINGS, OUR INABILITY TO OBTAIN ADEQUATE QUANTITIES FROM OUR USUAL SUPPLIERS, MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

Our profitability in the fuel distribution business is largely dependent on the difference between our wholesale cost and retail price. Our products are a commodity, and the unit price we pay is subject to volatile changes in response to changes in supply or other market conditions over which we have no control. The supply from our usual sources may be interrupted due to reasons that are beyond our control. As a result, the cost of acquiring our fuels from other suppliers might be materially higher, at least on a short-term basis. Since we may not be able to pass on to our customers immediately, or in full, all increases in the wholesale cost of fuel, these increases could reduce our profitability. ..

ENERGY EFFICIENCY, GENERAL ECONOMIC CONDITIONS AND TECHNOLOGY ADVANCES HAVE AFFECTED AND MAY CONTINUE TO AFFECT DEMAND FOR OUR PRODUCTS AND SERVICES BY OUR CUSTOMERS.

The national trend toward increased conservation and technological advances, including fuel-efficient vehicles, may adversely affect the demand for our products and services by our customers which, in turn, may result in lower sales volumes to our customers. In addition, recent economic conditions may lead to additional conservation by customers to further reduce their fuel consumption. Future technological advances in conservation and fuel consumption may adversely affect our financial condition and results of operations.

WE HAVE VERY FEW WRITTEN AGREEMENTS WITH OUR CUSTOMERS AND OUR CUSTOMERS COULD TERMINATE OUR SERVICES AT ANY TIME AND FOR ANY REASON.

We do not have formal length of service written contracts with the majority of our customers. As a result, most of our customers can terminate our services at any time and for any reason, and we can similarly discontinue service to any customer. We may discontinue service to a customer if changes in the service conditions or other factors cause us not to meet our minimum level of margins and rates, and the pricing or delivery arrangements cannot be re-negotiated. As a result of this absence of written agreements, our business, results of operations and financial condition could be materially adversely affected if we were to experience a high rate of customer losses.

WE ARE SUBJECT TO OPERATING HAZARDS THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS TO THE EXTENT NOT COVERED BY INSURANCE.

Our operations are subject to operating hazards and risks normally associated with handling, storing and delivering combustible liquids such as oil, gasoline and propane. As a result, we may be subject to claims related to these operating hazards arising in the ordinary course of business.  We do carry business insurance but we cannot guarantee that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal injury and property damage, or that these levels of insurance will be available at economical prices.

OUR GROWTH COULD STRAIN OUR PERSONNEL AND INFRASTRUCTURE RESOURCES, AND IF WE ARE UNABLE TO IMPLEMENT APPROPRIATE CONTROLS AND PROCEDURES TO

MANAGE OUR GROWTH, WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN.

We are currently experiencing a period of rapid growth which has placed, and will continue to place, a significant strain on our management, administrative, and operational and financial infrastructure.  Our success will depend in part upon the ability of our senior management to manage this growth efficiently.  To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. If we fail to successfully manage our growth, we will be unable to execute our business plan.

WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

We compete with other fuel providers, including several national, regional, and numerous small independent operators who provide these products. Many of our competitors are larger and have more resources than we do. Our ability to compete is dependent on numerous factors, including price, delivery dependability, credit terms, service locations, and quality.

OUR PRINCIPAL SHAREHOLDERS HAVE SUBSTANTIAL INFLUENCE OVER OUR BUSINESS AND THEIR INTERESTS MAY DIFFER FROM THE INTERESTS OF OTHER SHAREHOLDERS.

Our principal shareholders are Cai Yongjun, our CEO and Chairman, and Xue Yongping, our Secretary and a director, who each beneficially own 34,500,000, or a total of 69,000,000 of our common stock, or approximately 86% of our voting stock. Therefore, Mr. Cai and Mr. Xue have the ability to substantially influence the outcome of matters submitted to our shareholders for approval (including the election and removal of directors and any merger, consolidation or sale of all, or substantially all of our assets), and to control our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, which in turn could have an adverse effect on the market price of our common stock.

RISKS RELATED TO DOING BUSINESS IN CHINA

ECONOMIC, POLITICAL, LEGAL AND SOCIAL UNCERTAINTIES IN CHINA COULD HARM OUR FUTURE INTERESTS IN CHINA.

All of our future business projects and plans are expected to be located in China. As a consequence, the economic, political, legal and social conditions in China could have an adverse effect on our business, results of operations, and financial condition. The legislative trend in China over the past decade has been to enhance the protection afforded to foreign investment and to allow for more active control by foreign parties of foreign invested enterprises. There can be no assurance, however, that legislation directed towards promoting foreign investment will continue. More restrictive rules on foreign investment could adversely affect our ability to expand our operations in China or repatriate any profits earned there. Some of the changes that could adversely affect us include:

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level of government involvement in the economy;

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control of foreign exchange;

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methods of allocating resources;

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balance of payments position;

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international trade restrictions; and

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international conflicts

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or “OECD,” in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

THE LEGAL ENVIRONMENT IN CHINA IS UNCERTAIN AND YOUR ABILITY TO LEGALLY PROTECT YOUR INVESTMENT COULD BE LIMITED.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign-owned enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. For example, on March 16, 2007, the PRC adopted new property and corporate income tax laws, and the implications of these new laws are uncertain as of the date of this report. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign-invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to effect service of process in the United States, or to enforce a judgment obtained in the United States against us or any of these persons.

BECAUSE OUR PRINCIPAL ASSETS ARE LOCATED OUTSIDE OF THE U.S. AND ALL OF OUR DIRECTORS AND OFFICERS RESIDE OUTSIDE OF THE U.S., IT MAY BE DIFFICULT FOR INVESTORS TO ENFORCE THEIR RIGHTS BASED ON U.S. FEDERALSECURITIES LAWS AGAINST US AND OUR OFFICERS AND DIRECTORS IN THE U.S. OR TO ENFORCE A U.S.COURT JUDGMENT AGAINST US OR THE IN THE PEOPLE’S REPUBLIC OF CHINA.

All of our directors and officers reside outside of the U.S. In addition, Taiyuan Longwei, our operating subsidiary, is located in the People’s Republic of China and substantially all of its assets are located outside of the U.S. It may therefore be difficult or impossible for investors in the U.S. to enforce their legal rights based on the civil liability provisions of the U.S. federal securities laws against us in the courts of either the U.S. or the People’s Republic of China and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in the People’s Republic of China courts. Further, it is unclear if extradition treaties now in effect between the U.S. and the People’s Republic of China would permit effective enforcement against us or our officers and directors of criminal penalties, under the U.S. federal securities laws or otherwise.

THE COMPANY WILL BE REQUIRED TO HOLD ITS INVESTMENT IN THE FORM OF CONTRACT RIGHTS.

There exists a possibility that the company will be required to hold its investment in the form of contract rights with a Chinese company and will not be legally permitted under Chinese law to hold either the stock of the company or the assets directly.

THE CHINESE GOVERNMENT EXERTS SUBSTANTIAL INFLUENCE OVER THE MANNER IN WHICH WE MUST CONDUCT OUR BUSINESS ACTIVITIES.

China has only recently permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to renew our Dangerous Chemical Products Business license or our Finish Oil Wholesale license, licenses which allow our company to handle gasoline and oil and to engage in the wholesale business of gasoline, diesel oil and kerosene respectively, would have an adverse effect on our business. In addition, returning to a more centrally planned economy, or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

FUTURE INFLATION IN CHINA MAY INHIBIT OUR ACTIVITY TO CONDUCT BUSINESS IN CHINA.

In recent years, the Chinese economy has experienced periods of rapid expansion and widely fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby impact the cost of crude oil and petroleum products affecting our cost and perhaps demand for our products.

RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO RECEIVE AND USE OUR REVENUES EFFECTIVELY.

The majority of our revenues will be settled in RMB, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including the restriction that foreign-invested enterprises may only buy, sell, or remit foreign currencies after providing valid commercial documents, and only at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

THE VALUE OF OUR SECURITIES WILL BE AFFECTED BY THE FOREIGN EXCHANGE RATE BETWEEN THE U.S. DOLLARS AND RENMINBI.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs, should the RMB appreciate against the U.S. dollar at that time, our financial position, the business of our Company, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes, should the U.S. dollar appreciate against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

ACCOUNTING LAWS IN CHINA MANDATE ACCOUNTING PRACTICES WHICH MAY NOT BE CONSISTENT WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND THEREFORE OUR FINANCIALS AND THEIR INTERPRETATION INVOLVE UNCERTAINTIES.

The PRC accounting laws require an annual “statutory audit” to be performed in accordance with PRC accounting standards and the books of foreign invested enterprises to be maintained in accordance with Chinese accounting laws. These Chinese accounting practices may not be consistent with U.S. generally accepted accounting principles. Article 14 of the PRC Wholly Foreign-Owned Enterprise Law requires a wholly foreign-owned enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities. Noncompliance with such requirements may cause revocation of our business license. The translation of the financial statements from the requirements of the PRC to US GAAP requires interpretation and exercise of judgment.

RISKS RELATED TO OUR COMMON STOCK AND THIS OFFERING

RESALE OF OUR SECURITIES MAY BE DIFFICULT BECAUSE THERE IS NO CURRENT MARKET FOR OUR SECURITIES AND IT IS POSSIBLE THAT NO MARKET WILL DEVELOP.

There is no current public market for our securities, and no assurance that such a public market will develop in the future. Even in the event that such a public market does develop, there is no assurance that it will be maintained or that it will be sufficiently active or liquid to allow shareholders to easily dispose of their shares.

Our common stock is currently deemed a “penny stock,” which could make it more difficult for investors to sell their shares.

Our common stock is currently subject to the “penny stock” rules adopted under section 15(g) of the Securities Exchange Act of 1934, as amended.  The penny stock rules apply to companies whose common stock is not listed on a national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. Because our securities are currently subject to the penny stock rules, stockholders will find it more difficult to dispose of our securities ..

WE MAY ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK TO RAISE CAPITAL, WHICH WOULD REDUCE THE EQUITY INTEREST OF OUR SHAREHOLDERS

Our articles authorize the issuance of up to 500,000,000 shares of common stock, no par value.  As of December 18, 2007, 79,500,000 were issued and outstanding.  Of these 79,500,000 shares, 1,500,000 are warrants that are exercisable at $0.80, and 3,000,000 are convertible at $0.70 per share. There are approximately 420,500,000 authorized and unissued shares of our common stock which have not been reserved, and accordingly, are available for future issuance.  Although we have not entered into any agreements as of the date of this offering to issue our unreserved shares of common stock, we may issue a substantial number of additional shares to raise capital ..

OUR STOCK PRICE MAY FLUCTUATE AFTER THIS OFFERING, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS AND SIGNIFICANT COSTS RELATED TO LITIGATION.

The market price for our common stock will vary from the initial public offering price after trading commences. This could result in substantial losses for investors. The market price of our securities may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

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quarterly and seasonal variations in operating results;

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changes in financial estimates and ratings by securities analysts;

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announcements by us or our competitors of new product and service offerings, significant contracts, acquisitions or strategic relationships;

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publicity about our company, our services, our competitors or business in general;

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additions or departures of key personnel;

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fluctuations in the costs of materials and supplies;

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any future sales of our common stock or other securities; and

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stock market price and volume fluctuations of publicly-traded companies in general and in the Chinese manufacturing sector in particular.

The trading prices of companies like us with a limited trading market have been especially volatile. Investors may be unable to resell our securities that they own at or above the initial public offering price.

INSIDERS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER US AFTER THIS OFFERING, WHICH COULD LIMIT THE ABILITY OF OUR REMAINING SHAREHOLDERS TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS, INCLUDING A CHANGE IN CONTROL, AND MAY RESULT IN THE APPROVAL OF TRANSACTIONS THAT WOULD BE ADVERSE TO THEIR INTERESTS.

Our principal shareholders, directors and executive officers will beneficially own 86% of the outstanding shares of our common stock immediately after this offering. As a result, these shareholders, if they were to act together, would be able to control or significantly influence matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other extraordinary transactions. They may also have interests that differ from our remaining shareholders and may vote in a way with which those shareholders disagree and that may be adverse to their interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company, and might ultimately affect the market price of our common stock.

WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE. THIS COULD MAKE OUR STOCK LESS ATTRACTIVE TO POTENTIAL INVESTORS.

We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business, and we do not intend to declare or pay any cash dividends in the foreseeable future. Future payment of cash dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition and capital requirements. Corporations that pay dividends may be viewed as a better investment than corporations that do not

WE MAY ISSUE SHARES OF PREFERRED STOCK IN THE FUTURE, WHICH COULD DEPRESS THE PRICE OF OUR STOCK.

Our articles, as amended, authorize 100,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as determined by the Board of Directors.  Pursuant to our articles, the Board of Directors is authorized, by resolution or resolutions, to provide from time to time, out of the unissued shares of preferred stock not then allocated to any series of preferred stock, for a series of the preferred stock.  As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, the rights of the holders of our common stock could be impaired thereby, including, without limitation, with respect to liquidation.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms, and other comparable terminology, although not all forward-looking statements contain these identifying words. These forward-looking statements, which are subject to risks, uncertainties, and assumptions, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements. Those factors include, but are not limited to, our ability to attract new customers, changes in demand for our products, competitive pressures, changes in laws and regulations governing our business and the other factors discussed under the caption “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no obligation to update the information in the prospectus unless and except to the extent otherwise required pursuant to applicable federal securities laws.

USE OF PROCEEDS

The proceeds from the sale of the shares of our common stock being offered by the selling stockholders pursuant to this prospectus will belong to the selling stockholders. We will not receive proceeds from the sales of our common stock by the selling stockholders. The Company will receive $2,100,000 in the form of convertible notes. After disbursement of fees and expenses, the Company netted $1,800,000. Additionally, the Company issued 1,500,000 warrants. If all the warrants are exercised, the Company will receive proceeds of $1,200,000. These funds will be used to add storage tanks for the Company's petroleum products and for public costs.

DETERMINATION OF OFFERING PRICE

The offering price of $1.50 per share was determined mutually by us and the selling shareholders. The offering price was arbitrarily determined and has no relationship to our assets, earning, book value, or any other generally accepted criteria of value. After the shares are listed on a trading market, the selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices.

DIVIDEND POLICY

We have never declared or paid cash dividends. Any future decisions regarding dividends will be made by our Board of Directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

NO TRADING MARKET FOR OUR COMMON STOCK

Our common stock is not listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board. There is no trading symbol for the common stock.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with the consolidated financial statements of Longwei BVI and the related notes, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus. The statement of operations data for the years ended June 30, 2007, 2006 and 2005, and the balance sheet data as of June 30, 2007, 2006 and 2005, are derived from, and are qualified by reference to, the audited consolidated financial statements of Longwei BVI that have been audited by Child, Van Wagoner & Bradshaw, PLLC., independent registered public accounting firms, and that are included in this prospectus.

   (All amounts in thousands of U.S. dollars, except per share data)

	Sept 30, 2007 (unaudited)	June 30, 2007	June 30, 2006	June 30, 2005	June 30, 2004	June 30, 2003
Statement of operations data:

Revenues	36,489	$93,762	$93,082	$40,864	39,492	20,051

Cost of sales	25,694	75,597	70,734	28,126	27,135	16,609

Gross profit	10,795	18,165	22,348	12,738	12,357	3,442

Other income	19	189	105	48	6,450	5,250

Operating expenses	357	448	505	434	2,508	926

Income before taxes	10,456	17,906	21,948	12,352	9,866	3,440

Income taxes	(3,438)	(5,911)	(7,245)	(4,076)	(3,256)	(1,095)

Net income	7.019	11,995	14,703	8,276	6,610	2,345

Earnings per share - basic	..09	$.16	$.20	.11	..09	..03

Weighted average number of shares outstanding - basic	75,000,000	75,000,000	75,000,000	75,000,000	75,000,000	75,000,000

Cash dividend declared per common share	_	—	—		-	-

Cash flows data:
Net cash flows provided by operating activities	(270)	$(18,178)	$4,388	11,654	6,450	5,250
Net cash flows used in investing activities	(15)	(3)	—	—	-	-

Balance sheet data:
Cash and cash equivalents	6,558	$ 6,060	$23,544	$18,487	6,010	4,300
Current Assets	67,839	58,049	50,426	24,329	15,709	8,613
Total assets	70,458	60,742	53,328	36,268	26,766	17,897

Total current liabilities	4,912	2,998	10,062	8,788	7,562	5,303
Long term liability	-	—	—	—
Total liabilities	4,912	2,998	10,062	8,788	7,562	5,303

Total stockholders’ equity	65,546	57,744	43,266	27,480	19,204	12,594

            The following table sets forth certain unaudited financial information for each of the four quarters ended June 30, 2007 and June 30, 2006. The consolidated financial statements for each of these quarters have been prepared on the same basis as the audited consolidated financial statements included in this report and, in the opinion of management, include all adjustments necessary for the fair presentation of the results of operations for these periods. This information should be read together with our audited consolidated financial statements and the related notes included elsewhere in this report.

(All amounts in thousands of U.S. dollars, except per share data)

2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

Revenue	$19,593	$24,537	$23,697	$25,935	$93,762

Gross profit	$3,830	$4,957	$4,275	$5,103	$18,165

Income from operations	$4,506	$4,645	$4,141	$4,425	$17,717

Net income	$2,572	$2,863	$3,114	$3,446	$11,995

Basic income per share	$.03	$.04	$.04	$.05	$.16

2006

Revenues	$19,311	$18,517	$27,747	$27,507	$93,082

Gross profit	$4,579	$4,440	$6,556	$6,773	$22,348

Income from operations	$5,420	$4,572	$5,228	$6,623	$21,843

Net income	$2,813	$2,647	$4,583	$4,659	$14,703

Basic income per share	$.04	$.04	$.06	$.06	$.20

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Overview

..  We purchase diesel, gasoline, fuel oil and kerosene from various suppliers. As a licensed intermediary, we seek to earn profits by buying diesel gasoline fuel oil and kerosene at competitive prices and selling them to other wholesalers. In addition, we also earn revenue by acting as a purchase agent where we charge an agency fee, a fee which is charged to other wholesalers who do not have a license to purchase directly from refineries. We feel that a possible risk is that the Chinese government might permit other wholesalers to buy directly from the refineries. This will have a negative impact on our fees which represent approximately 8% of our sales in year ending June 30, 2007 and approximately 11% in June 30 2006. Thus far we have seen an impact of three percent. The company will continue to seek new wholesalers without a license and without sufficient storage capability who wish to use our services. The cost of our products is largely dependent on the price of crude oil. The price of crude oil is subject to fluctuation due to a variety of factors, all of which are beyond our control. When sudden and significant increases occur in the cost of fuel and lubricant products, we may not be able to pass on these increases through timely price increases to our customers. The timing of passing these costs through to our customers can significantly affect our margins. The affect of lower crude oil prices, after the sale for a short time of higher priced inventory on hand at the time of the price decrease, reduces the cost of the products which in turn improves profit margins.  Crude prices continue to rise. We will attempt to increase inventory if our storage capacity is able if there is a sudden drop in fuel prices. Fuel oil is a liquid petroleum product that is burned in a furnace or boiler for the generation of heat or used in an engine for the generation of power.  Solvents are unrefined petroleum products used in paint, dry-cleaning solvents, solvents for cutback asphalts and solvents for the rubber industry. We then transport and market these products to other wholesale buyers.  Our primary customers are large-scale gas stations, which represent 60% of our sales and which are located in Taiyuan City in the Shanxi Province of China.  They primarily buy diesel and gasoline. The China economy continues to grow. We see demand for petroleum products remaining strong into the foreseeable future ..  Our second largest group of customers is coal plants and power supply companies which use our fuel oil for heat and power along with our solvents; these comprise 30% of our business. This group of customers will continue to remain strong as our local economy continues to grow. Our third largest customer is the small, independent gas station which represents 10% of our total sales.  These stations buy gasoline and diesel from us. This group of customers will continue to grow due to more of the local population buying cars.

We currently have 14 storage tanks that allow us to store 50,000 metric tons of our products. In order to expand we will have to increase storage capacity which means more tanks. The company is examining the cost of various types and sizes of storage tanks.  In addition, we own our own rail system to transport our products to our customers.   On December 18, 2007, the Company raised $2,100,000 in the form of convertible notes. The purchasers were accredited investors. The note is convertible at $.70 per share at the option of the investor. After disbursement of fees and expenses, the Company netted $1,800,000. Additionally, warrants were granted at an exercise price of $.80. The period for the conversion of the warrants is three years from the effectiveness of this registration statement.

We have been granted a Finish Oil Wholesale license which allows our company to sell to others in the wholesale business and users of gasoline, fuel oil and diesel oil.  This license is granted by the People’s Republic of China   In addition, we also have a special license for Dangerous Chemical Products Businesses that allows us to handle or transport gasoline and diesel oil.  The Finish Oil Wholesale License allows us to sell our products. There is no expiration date on this license.  The Dangerous Chemical Products Businesses license is renewed every three years.  The People’s Republic of China’s constitution states that all mineral and oil resources belong to the State.  Without these licenses, we would not be allowed to sell our products.

Results of Operations

The following table summarizes the results of the Company’s operations during the fiscal years ended June 30, 2006 and June 30, 2005 and provides information regarding the dollar and percentage increase or (decrease) from the 2005 fiscal period to the 2006 fiscal period:

All amounts, other than percentages, in thousands of U.S. dollars

	Years Ended June 30,
Item	2006	2005	Increase (Decrease)	% Increase (% Decrease)
Revenue	$93,082	$40,864	$52,218	127.78%
Cost of sales	$70,734	$28,126	$42,608	151.49%
Gross profit	$22,348	$12,738	$9,610	75.44
Operating expenses	$505	$434	$71	16.36%
Other income (expense)	$105	$48	$57	118.75%
Income taxes	$(7,245)	$(4,076)	$(3,169)	77.75%
Net income	$14,703	$8,276	$6,427	77.66%

The following table summarizes the results of the Company’s operations during the fiscal years ended June 30, 2007 and June 30, 2006 and provides information regarding the dollar and percentage increase or (decrease) from the 2006 fiscal period to the 2007 fiscal period:

All amounts, other than percentages, in thousands of U.S. dollars

	Years Ended June 30,
Item	2007	2006	Increase (Decrease)	% Increase (% Decrease)
Revenue	$93,762	$93,082	$680	0.73%
Cost of sales	$75,597	$70,734	$4,863	6.88%

Gross profit	$18,165	$22,348	$(4,183)	(18.72)%
Operating expenses	$448	$505	$(57)	(11.29)%
Other income (expense)	$189	$105	$84	80.00%
Income taxes	$(5,911)	$(7,245)	$1,334	18.41%
Net income	$11,995	$14,703	$(2,708)	(18.41)%

Revenue

Revenue for the quarter ending September 30, 2007 was $36.48 9 million , an increase of $11.476 million or approximately 45.9% as compared to $25.012 million for the quarter ending September 30, 2006. The increase was due to the increase in agency fees of $2.177 and the addition of new customers , along with strong demand of our petroleum products. Agency fees increased due to the addition of two new customers that do not have the Finish Oil License. .. Management expects growth in 2007 to remain strong due to (i) continued strong growth in the China economy, (ii) a continued improvement in the wealth of its citizens, an (iii) business strategy of increasing storage for our products and (iv) the increase in agency fees or the revenue generated by acting as a purchase agent for other wholesalers that do not have a license to purchase directly from refineries where the cost of petroleum products is  generally  lower than from other  petroleum product sources.

Revenue for the year ended June 30, 2007 increased by .73% or $680 thousand to $93.762 million as compared to $93.082 million for 2006. The increase was mainly due to steady continued demand for our petroleum products , which increased by $3.155 or approximately 3.8% , over the year ending June 30, 2006. Diesel decrease d by 3.65 million or approximately 6.8% , due to decreased demand from trucks but was offset by the increase of gasoline which increased by 5.92 million or approximately 29% as demand for fuel for cars remained strong.  This increase in revenues by petroleum products was offset by the decrease of $2.474 in agency fee s, or a decrease of approximately 24% , as some of our wholesale customers were given licenses from the China government that allowed them to buy directly from refineries. Agency fees in June 30, 2007 were 7.826 million compared to fees of 10.300 in year ending June 30, 2006. .. Management expects growth in 2007 to remain strong due to (i) continued strong growth in the China economy, (ii) a continued improvement in the wealth of its citizens, and (iii) additional cars. ..

Revenue for the year ended June 30, 2006 increased by $52.218 million or 127.78% to $93.082 million as compared to $ 40.864 million for 2005. This increase was mainly due to the expansion and growth in our Province in 2006 .. Petroleum sales increased by $53.374 , or approximately 181.5% , over the year ending June 30, 2005. The demand for diesel increased by 34.889 million or approximately 187.7% as truck transportation increase d with the growth of the economy. Likewise, gasoline increase by approximately 13.602 million , or approximately 200% , as more cars were purchased and driven. This rapid growth was due to a boom in building and job expansion in our region. In addition prices of petroleum increase by over 25% in 2006 compared with crude prices in 2005 as a result of greater demand for petroleum products. Agency fees decreased by $1.157 or approximately 10% as compared to year ending June 30, 2005 as some of our wholesalers customers were given licenses from the China government that allowed them to buy directly from refineries. Agency fees were 10.300 million in 2006 compared to 11.457 million in the same period in year ending June 30, 2005.

Components of Revenue

The following table shows the different components comprising our total revenue over each of the past three fiscal years.

All amounts in thousands of U.S. dollars

Sales by Products	2007	% of total revenues	2006	% of total revenues	2005	% of total revenues
Diesel Oil	49,829	53.2%	53,481	57.5%	18,592	45.5%
Gasoline	26,321	28.0%	20,396	21.9%	6,794	16.6%
Fuel Oil	1,994	2.2%	3,217	3.5%	2,558	6.3%
Kerosene	7,791	8.3%	5,688	6.1%	1,463	3.6%

TOTALS Petroleum Products	85,935	91.7%	82,782	89.0%	29,407	72.0%

Agency Fee	7,827	8.3%	10,300	11.0%	11,457	28.0%

TOTAL REVENUE	93,762	100%	93,082	100%	40,864	100%

Income from petroleum products was approximately 91.7% of total revenue in 2007 and was approximately 88.9% in 2006 and 72% in 2005. The main reason for the increase in outright sales revenue was the result of the growing China economy and increase in petroleum prices. Management believes that revenues from the gasoline and diesel will continue to be the Company’s major revenue source in the next a few years due to the growing number of cars and business growth particularity in Shanxi Province.

Cost of Goods Sold

            Cost of goods sold for the quarter ending September 30, 2007 increased by $5.5 20 million or 27.4 % to $2.569 4 million as compared to $2.017 4 million for the prior year. This increase was mainly attributable to the increase of sales revenue.

Cost of goods sold for the year ended June 30, 2007 increased by $4.863 million or 6.88 % to $75.597 million as compared to $70.734 million for the prior year. This increase was mainly attributable to the increase of sales revenue. Cost of goods sold for the year ended June 30, 2006 increased by $42.608 or 151.49 % to $70.734 million, as compared to $28.126 million in 2005. The increase was generally in line with the revenue increase.

The following table illustrates the items constituting our cost of goods sold.

All amounts, other than percentages, in thousands of U.S. dollars

Costs of Goods	2007	% of total costs of goods	2006	% of total costs of goods	2005	% of total costs of goods
Diesel Oil	43,186	57.1%	44,168	62.4%	15,222	54.1%
Gasoline	22,381	29.6%	16,439	23.2%	5,383	19.1%
Fuel Oil	1,728	2.3%	2,016	2.9%	1,977	7.1%
Kerosene	6,874	9.0%	4,973	7.0%	1,390	4.9%

TOTAL COST Petroleum Products	74,169	98.0%	67,596	95.5%	23,972	85.2%

Agency Fee	1,428	2.0%	3,137	4.5%	4,154	14.8%

TOTAL COST OF GOODS	75,597		70,733		28,126
	100%	100%	100%	100%	100%	100%

Gross Profit Margin

             Our gross profit margin increased by approximately 10.3% for the quarter ending September 30, 2007 from approximately 29.6% in September 2007 compared to 19.3% same quarter of 2006.  This increase was the result of increases in prices for petroleum products to our customers due to increase in demand along with an increase in agency fees of $2.177 million which is a service fee and has greater profitability than product sales.

Our gross profit margin decreased by approximately 4.6 % for the year ended June 30, 2007 from 19.4% in 2007 compared to 24% in 2006.  This decrease was the result of declines in agency fees, as some of our previous customers received licenses to purchase directly from refineries. Agency fees represented approximately 8% of our sales in year ending June 30, 2007 and approximately 11% for the period ending June 30, 2006.  Agency fees represent the greatest profit for the company due to the fact it is a service and no purchases have to be made for this revenue. The company will focus on obtaining new customers requiring our agent service due to lack of storage facilities or do not have the necessary Finish Oil License. This will be accomplished by greater advertising in local business newspapers. .. In the year ended June 30, 2006, profit margins decreased 6% from 24% in 2006, compared to approximately 31% in 2005 mainly as a result of agency fees declines ..

Selling General and Administrative Expenses

             Selling and marketing expenses were $321 thousand for the quarter ending September 30, 2007, an increase of $169 thousand , or approximately 111.2%, compared to $152 thousand for the same period in 2006.  The increase was due to the increased public costs associated with the recapitalization of the company between Longwei Petroleum Investment Holding and Tabatha II.

Selling and marketing expenses were $448 thousand for the year ended June 30, 2007, a $57 thousand decrease, or approximately 11.3%, compared to $505 thousand for the year ended June 30, 2006.  The decrease was due in part to the termination of sales personnel that were not performing. We expect to replace those individuals in the latter part of 2007 ..  Selling and marketing expenses were $505 thousand for the year ended June 30, 2006, as compared to $434 thousand for the year ended June 30, 2005. The $71 thousand or approximately 16.4% increase in selling and marketing expenses was mainly attributable to the increase of our sales revenue and our increased marketing and advertising campaigns to improve our market penetration.

Depreciation and Amortization

Depreciation and amortization expenses were approximately $ 90 thousand for the quarter ending September 30, 2007, an increase of approximately 5 thousand over the depreciation expense of $8 5 thousand in September 30, 2006.

Depreciation and amortization expenses were $347 thousand for the year ended June 30, 2007, a slight decrease of 5 thousand from $352 thousand for year ending June 30, 2006.  Depreciation and amortization expenses were $352 thousand for the year ended June 30, 2006, as compared to $344 thousand for the year ended June 30, 2005 or an increase of 8 thousand.

Income Tax Expenses

We incurred income tax expenses of $3.43 8 million for the quarter ending September 30, 2007, an increase of $1.7 50 million or approximately 103.7%, versus $1.68 8 million for the quarter ending September 30, 2006.  This increase was attributable to the increase in profit of the company .. We incurred income tax expenses of $5.911 million for the year ended June 30, 2007, a decrease of $1.334 million or 18.41%, versus $7.245 million for the year ended June 30, 2006.  This decrease was mainly attributable to decrease in gross profit.

We incurred income tax expenses of $7.245 million for the year ended June 30, 2006, an increase of $3.169 million or 77.75%, from the $4.076 million incurred for the year ended June 30, 2005. Our tax rate is approximately 33%.

On March 16, 2007, in its fifth plenary session, the National People’s Congress of the PRC determined to adopt a new corporate income tax law. The new corporate income tax law unifies the application scope, tax rate, tax deduction and preferential policy for both domestic and foreign-invested enterprises.  The new corporate income tax law will be effective on January 1, 2008.   As the implementation detail has not yet been announced, we cannot be sure of the potential impact of such new corporate income tax law on our financial position and operating results.

Net Income

              We earned a net income of $7.01 9 million for the year ended September 30, 2007, an increase of $4.04 6 million or 136.1% as compared to $2.973 million for the quarter ending September 30, 2006. The increase was mainly attributable to the increase in prices of petroleum products that was passed to our customers as the result of greater demand along with the $2.177 million increase in agency fees.

We earned a net income of $11.995 million for the year ended June 30, 2007, a decrease of $2.708 million or 18.41% as compared to $14.703 million for the year ended June 30, 2006. The decrease was mainly attributable to the increase in costs of goods and decreases in agency income and profit.

We earned a net income of $14.703 million for the year ended June 30, 2006, an increase of $6.427 million or approximately 77.66 % from $8.276 million for the year ended June 30, 2005. The increase was mainly attributable to the increase in revenue.

Net Income Margin

       Net income margin for the quarter ending September 30, 2007 was approximately 19.2% compared to approximately 11.9% for the quarter ending September 30, 2006, an increase of 7.3%. The main reason for the increase was the increase in petroleum prices and agency fees described above. Management believes that our future net income margin may decrease between 2 to 3 percent due to the increase of costs associated with being a public company.

Net income margin for the year ended June 30, 2007 was 12.8% compared to 15.8% for the year ending June 30, 2006, a decrease of 3%. The main reason for the decrease was the increase in petroleum prices and decrease in agency revenues and profits. Management believes that our future net income margin may continue to decrease between 2 to 3 percent due to agency fees declines and the increase of costs associated with being a public company.

Net income margin for the year ended June 30, 2006 was 15.8%, a decrease of 4.45% from the 20.2 % for the year ended June 30, 2005. The decrease was mainly due to agency fees and cost of petroleum products not fully passed to our customers.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs.

Foreign Currency Translation Adjustment

Our operating subsidiaries are located in China.  The operating subsidiaries purchase all products and render services in China, and receive payment from customers in China using RMB as the functional currency.  We do not engage in currency hedging.

             We incurred a foreign currency translation adjustment of $781,958  for the quarter ending September 30, 2007 as compared with the foreign currency translation adjustment of $435,010 for the quarter ending September 30, 2006.

We incurred a foreign currency translation adjustment of $2.476 million for the year ended June 30, 2007 as compared with the foreign currency translation adjustment of $1.076 million for the year ended June 30, 2006. On July 21, 2005, China reformed its foreign currency exchange policy, revalued RMB by 2.1 percent and allowed the RMB to appreciate as much as 0.3 percent per day against the U.S. dollar. As a result, we implemented different exchange rates in translating RMB into U.S. dollars in our financial statements for fiscal year 2007. In 2007, the exchange rates of 7.81 in 2007, 8.07 in 2006 and an exchange rate of 8.26 in 2005 were used in calculating the assets and liabilities, revenue and expenses, and shareholders’ equity, respectively, which results in a $1.399 million foreign currency translation adjustment in fiscal 2007 over fiscal year ending 2006.

Liquidity and Capital Resources

We completed a convertible note on December 18, 2007, in the amount of $2,100,000 at an interest rate of 4% per annum, with a conversion feature of $0.70 per share (the conversion price) at the option of the investor. After disbursement of fees and expenses, the Company netted $1,800,000. Additionally, warrants were granted at an exercise price of $0.80. The period for the conversion of the warrants is three years from the date of effectiveness of this registration statement. Additionally, if all of the warrants are exercised, the Company will receive $1,200,000.

As of September 30, 2007, we had cash and cash equivalents of $6,558,490. The following table provides detailed information about our net cash flow for all financial statement periods presented in this report.

Cash Flow

	For the Quarter Ending September 30,
	2007	2006
Net cash provided (Used in) by operating activities	$(269,568)	$(839,245
Net cash (used in) investing activities	$(15,622)	-
Net cash provided by (used in) financing activities	-	-
Effect of exchange rate, changes in cash	$783,252	435,010
Net increase (decrease) in cash flow	$498,062	$(404,235)

As of June 30, 2007, we had cash and cash equivalents of $6.060 million. The following table provides detailed information about our net cash flow for all financial statement periods presented in this report.

Cash Flow

(In thousands of U.S. dollars)

	Years Ended June 30,
	2007	2006	2005
Net cash provided (Used in) by operating activities	$(18,178)	$4,388	$11,654
Net cash (used in) investing activities	$(3)	-	-
Net cash provided by (used in) financing activities	-	-	-
Effect of exchange rate, changes in cash	$698	669	-
Net increase (decrease) in cash flow	$(17,483)	5,057	11,654

Operating Activities:

Net cash used in operating activities was $269,568 for the period ending September 30, 2007, a change of $569,677 compared in the net cash used of $839,245 for the period ending September 30, 2006 was the result of greater account receivables due to our growth in the period ending September 30, 2007.

Net cash used in operating activities was $18.178 million for the year ended June 30, 2007, a change of $22.566 million from the $4.388 million net cash provided by operating activities for the same period in 2006. The increase was the result of using cash to increase inventory to take advantage of a sudden drop in petroleum prices between April and May of 2007 when petroleum prices declined by approximately 4%.

Net cash provided by operating activities in 2006 totaled $4.388 million, which is a decrease of $ 7.265 million from net cash provided by operating activities of $11.654 in 2005. The decrease in cash being provided by operations was the result of greater inventories, account receivables and accounts payable due to our large growth in 2006.

Investing Activities:

             Net cash used in investing activities was $15,622 for the period ending September 30, 2007. There was no cash used for investing activities for the period ending September 30, 2006.

There was approximately $3 thousand in net cash used for investing activities in the year ended June 30, 2007. There was no cash used for investing activities in years ending June 30, 2006 and June 30, 2005.

Financing Activities:

We completed a convertible note on December 18, 2007, in the amount of $2,100,000 at an interest rate of 4% per annum, with a conversion feature of $0.70 per share (the conversion price) at the option of the investor. After disbursement of fees and expenses, the Company netted $1,800,000. Additionally, warrants were granted at an exercise price of $0.80. The period for the conversion of the warrants is three years from the date of effectiveness of this registration statement. Additionally, if all of the warrants are exercised, the Company will receive $1,200,000.

              There was no net cash provided by financing activities for the period ending September 30, 2007 and for the period ending September 30, 2006. We have no material commitments for capital expenditures as of September 30, 2007.

There was no net cash provided by financing activities for years ended June 30, 2007, June 30, 2006 and June 30, 2005.  We have no material commitments for capital expenditures as of June 30, 2007.

Critical Accounting Policies

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Basis of Consolidation - The consolidated financial statements of the Company and its subsidiaries are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its subsidiaries. All material inter-company accounts and transactions have been eliminated in the consolidation.

Inventories - Inventories are stated at the lower of cost, determined on a weighted average basis, or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale.

When inventories are sold, their carrying amount is charged to expense in the year in which the revenue is recognized. Write-downs for declines in net realizable value or for losses of inventories are recognized as an expense in the year the impairment or loss occurs. There were no declines in net realizable value of inventory for the years ended June 30, 2007, 2006 and 2005.

During the years ended June 30, 2007 and 2006, approximately 76% and 65% of total inventory purchases were from five suppliers, respectively.

Revenue Recognition

The Company derives the bulk of its revenue from the trading of gasoline, diesel, kerosene and fuel oil, and also has revenues from agency service and transportation service.

In accordance with the Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 104, Revenue Recognition ("SAB 104"), the Company recognizes revenue when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price to the customer is fixed or determinable and (iv) collection of the resulting receivable is reasonably assured.

Foreign Currency Translation - The functional currency of the Company is RMB and RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and shareholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of shareholders’ equity. The exchange rates adopted are as follows:

	2007	2006	2005
Year end RMB: exchange rate	7.61	7.99	8.26
Average yearly RMB: exchange rate	7.81	8.07	8.26

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

Use of Estimates- The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 amends SFAS No. 133 and 140. The statement applies to certain hybrid financial instruments, which are instruments that contain embedded derivatives. The new standard establishes a requirement to evaluate beneficial interests in securitized financial assets to determine if the interests represent freestanding derivatives or are hybrid financial instruments containing embedded derivatives requiring bifurcation. This new standard also permits an election for fair value re-measurement of any hybrid financial instrument containing an embedded derivative that otherwise would require bifurcation under SFAS No. 133. The fair value election can be applied on an instrument-by-instrument basis to existing instruments at the date of adoption and can be applied to new instruments on a prospective basis. SFAS No. 155 shall be effective for all financial instruments acquired, issued, or subject to a remeasurement (new basis) event occurring after the beginning of first fiscal year that begins after September 15, 2006. It is not expected that SFAS No. 155 will have a material effect on the Company’s financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation Number 48 (FIN 48), “Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109.” This interpretation contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The provisions are effective for fiscal years beginning after December 15, 2006. It is not expected that FIN 48 will have a material effect on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. The statement clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. It also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and that market participant assumptions include assumptions about risk and effect of a restriction on the sale or use of an asset. The provisions are effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of the statement.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115.” This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement of accounting for financial instruments. This statement applies to all entities, including not for profit.

The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.

The Company is currently assessing the impact adoption of SFAS No. 159 will have on its consolidated financial statements.

Seasonality

Our operating results and operating cash flows historically have been subject to seasonal variations. Our revenues are usually higher in the first half of the year than in the second half of the year because of the increased demand for gasoline and diesel during and around the Chinese spring festival. There is minimal difference between the seasons for our operating results and operating cash flows.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

The Company deposits surplus funds with Chinese banks earning daily interest. The Company does not invest in any instruments for trading purposes. The Company’s operations are not sensitive to fluctuations in interest rates.

Foreign Exchange Risk

While our reporting currency is the U.S. Dollar, all of our consolidated revenues and consolidated costs and expenses are denominated in RMB. All of our assets are denominated in RMB. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between U.S. Dollars and RMB. If the RMB depreciates against the U.S. Dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. Dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

Commodity Risk

We have limited some of our commodity risk by purchasing and delivering our fuel supply daily and use cost plus pricing where we add profit to our costs. We lock our prices approximately 30 to 60 days in advance.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs.

DESCRIPTION OF BUSINESS

Background

We were incorporated under the laws of the State of Colorado on March 17, 2000, under the name of Tabatha II, Inc. We changed our name to Longwei Petroleum Investment Holding Limited on October 12, 2007. We were formed as a "blind pool" or "blank check" company , with no meaningful assets or liabilities, whose business plan was to seek to acquire a business opportunity through completion of a merger, exchange of stock, or other similar type of transaction. In furtherance of our business plan, we voluntarily elected to become subject to the periodic reporting obligations of the Securities Exchange Act of 1934 by filing a registration statement on Form 10SB.

Prior to October 16, 2007, our only business activities were the organizational activities described above, including registration under the Securities Exchange Act of 1934, and efforts to locate a suitable business opportunity for acquisition.  On October 1 6 , 2007, we entered into a share exchange agreement where we completed the acquisition of Longwei Petroleum Investment Holding Limited (“Longwei BVI”), a British Virgin Islands corporation by acquiring all of the issued and outstanding common stock of Longwei in exchange for common shares in Tabatha II, Inc.

Upon closing, we acquired all of the issued and outstanding shares of common stock of Longwei Petroleum Investment Holdings Limited, (“Longwei BVI”), thereby making Longwei BVI a wholly-owned subsidiary. Although Longwei BVI became our wholly-owned subsidiary, the transaction was accounted for as a recapitalization of Longwei BVI, whereby Longwei BVI is deemed to be the accounting acquirer and is deemed to have adopted our capital structure.

 Longwei BVI owns all of the issued and outstanding stock of Taiyuan Yahua Energy Conversion Co., Ltd., (“Taiyuan Yahua”) a Chinese limited liability company, which is in turn the sole shareholder of Taiyuan Longwei Economy & Trading Co., Ltd. (“Taiyuan Longwei”).    There are no pre-existing affiliations or relationships between Tabatha II and Longwei.

CORPORATE STRUCTURE

The chart below depicts our corporate structure. As depicted below, we own 100% of the capital stock of Longwei BVI.  Longwei BVI incorporated in the British Virgin Islands in April 2006, owns 100% of the capital stock of Taiyuan Yahua, and Taiyuan Yahua owns 100% of the capital stock of Taiyuan Longwei, the operating subsidiary.  Taiyuan Yahua was established in August 2006 as a Chinese limited liability company.  Taiyuan Longwei was established as a Chinese limited liability company in July 1995.  As of October 16, 2007, the date of the closing of the Share Exchange Agreement, all of our operations are conducted by and through Taiyuan Longwei.

Overview

Longwei Petroleum Investment Holding Limited (“we,” “us,” “our,” “Longwei”) was incorporated under the laws of the State of Colorado on March 17, 2000, under the name of Tabatha II, Inc. We changed our name to Longwei Petroleum Investment Holding Limited on October 12, 2007. We were formed as a “blind pool” or “blank check” company , with no meaningful assets or liabilities, whose business plan was to seek to acquire a business opportunity through completion of a merger, exchange of stock, or other similar type of transaction. In furtherance of our business plan, we voluntarily elected to become subject to the periodic reporting obligations of the Securities Exchange Act of 1934 by filing a registration statement on Form 10-SB.

Prior to October 16, 2007, our only business activities were the organizational activities described above, including registration under the Securities Exchange Act of 1934, and efforts to locate a suitable business opportunity for acquisition. On October 16, 2007, the date of the closing of the Share Exchange, we acquired all of the issued and outstanding common stock of Longwei Petroleum Investment Holding Limited (“Longwei BVI”), a British Virgin Islands corporation incorporated on April 3, 2006.  Longwei BVI owns all of the issued and outstanding stock of Taiyuan Yahua Energy Conversion Co., Ltd. (“Taiyuan Yahua”), a Chinese limited liability company, which is in turn the sole shareholder of Taiyuan Longwei Economy & Trading Co., Ltd. (“Taiyuan Longwei”), a Chinese limited liability company.   We issued 69,000,000 shares in the share exchange transaction for 100% of the ownership of Longwei BVI. As a result of the share exchange transaction, Longwei BVI and its subsidiaries became our wholly owned subsidiaries.

 Taiyuan Yahua was incorporated on August 11, 2006.  The operating subsidiary, Taiyuan Longwei, is located in Taiyuan City, China, and was established in 1995 as a Chinese limited liability company.  We purchase diesel, gasoline, fuel oil and kerosene from various suppliers. As an intermediary, we seek to earn profits by buying diesel, gasoline, fuel oil and kerosene at competitive prices and selling them to other wholesalers. In addition, we also receive revenue and profit by acting as a purchase agent where we charge an agency fee, a fee which is charged to other wholesalers who do not have a license to purchase directly from refineries. The cost of our products is largely dependent on the price of crude oil. The price of crude oil is subject to fluctuation due to a variety of factors, all of which are beyond our control. When sudden and significant increases occur in the cost of fuel and lubricant products, we may not be able to pass on these increases through timely price increases to our customers. The timing of passing these costs on to our customers can significantly affect our margins. The affect of lower crude oil prices, after the sale for a short time of higher priced inventory on hand at the time of the price decrease, reduces the cost of the products which, in turn, improves profit margins. Fuel oil is a liquid petroleum product that is burned in a furnace or boiler for the generation of heat or used in an engine for the generation of power. Solvents are unrefined petroleum products used in paint, dry-cleaning solvents, solvents for cutback asphalts and solvents for the rubber industry. We transport and market these products to other wholesale buyers. Our primary customers are large-scale gas stations, which represent 60% of our sales, and which are located in Taiyuan City in the Shanxi Province of China. They primarily buy diesel and gasoline. Our second largest group of customers is coal plants and power supply companies, which use our fuel oil for heat and power, along with our solvents. These comprise 30% of our business.  Our third largest customer is the small independent gas station, which represents 10% of our total sales.  The gas stations buy gasoline and diesel from us.

We currently have 14 storage tanks that allow us to store 50,000 metric tons of our products. In addition, we own our own rail system to transport our products to our customers. We have been granted a Finish Oil Wholesale license, which allows our company to sell to other wholesale business and users of gasoline, fuel oil and diesel oil. This license is granted by the People's Republic of China. In addition, we also have a special license for Dangerous Chemical Products Businesses that allows us to handle or transport gasoline and diesel oil. The Finish Oil Wholesale License allows us to be in the business of selling petroleum  products. There is no expiration date on this license. The only condition under which our license might be revoked is if we no longer have appropriate storage facilities or equipment to carry out our business. The Dangerous Chemical Products Businesses license is renewed every three years. The

People's Republic of China's constitution provides that all mineral and oil resources belong to the state. Therefore, without the licenses mentioned above, we would not be allowed to sell our products.

SUMMARY DIAGRAM OF OUR BUSINESS

               Refinery Plant (Suppliers)

    Material Supplier

     ¯

                  ¯

                ¯

          ¯

   Gasoline -------- Diesel

                                     Kerosene ------- Fuel Oil

     ¯                         ¯                                                                 ¯                  ¯

                       Major Wholesale and Retail Suppliers (Our Customers)

     ¯                         ¯                                                                 ¯                  ¯

Self-Owned           Gas Stations in Shanxi Province                  Downstream

Gas Stations              ¯

         ¯                                          ¯                  ¯

     ¯                         ¯                      ¯                                          ¯                  ¯

Wholesalers        Mining and Industrial Enterprises             (Coking Plant, Power Plants)

Business Strategy

The key components of our business strategy are to:

1) Pursue internal growth by attracting new customers.  We seek to identify and pursue opportunities to expand our customer base across all of our four product lines; diesel, gasoline fuel oil and kerosene.  We believe the key to attracting new customers is through competitive pricing, timely delivery, and the highest quality products.

2) Pursue internal growth by expanding our product storage capacity.  Presently we have 14 storage tanks.  With additional storage tanks we would have the opportunity to meet the demands of larger customers.  By doing so, revenues and profits are expected to increase.

3) Expand Geographically. We identify attractive geographic markets since our licenses allow us to sell our products throughout China. We plan to create new markets by securing at least one major customer once we develop greater storage facilities for our products. Once in a new territory we would seek to expand by targeting new customers in the area who would use our products.

We will be able to increase our product storage capacity as a result of recent financing activities.  On December 18, 2007, the Company sold convertible notes in the amount of $2,100,000. After disbursement of fees and expenses, the Company netted $1,800,000. The cost for these tanks is being examined since there is a wide range of prices. Additionally, only preliminary discussions have take place with outside investors located in China to potentially finance the company. As of this date no definitive agreements have been made.

Competitive Strengths

We believe we are well positioned to execute our business strategy because of our commitment to provide our customers with the best possible product, along with competitive pricing and timely delivery, using our own rail system. Secondly, we have a large supplier base that allows us to seek the best quality and price in the purchasing of our products.  Lastly, our management team has 12 years of experience in the industry.

Suppliers and Customers

Historically, our five largest suppliers which constitute 10% or greater of the Company's purchasing volume are:

Company	2007	2006	2005
Yanlian Industry Group selling division	26%	20%	13%
Tuha Oil Exploring and Exploiting Headquarters	20%	16%	18%
Xinan Oil Chemical Assembling Factory	11%	15%	8%
Alashankou Baoli Trading Company Limited	10%	3%	6%
Alashankou Dacheng Company Limited	10%	11%	11%

Our major customers include:

Company	2007	2006	2005
Taiyuan Yanyu Oil Supply Company Limited	12%	5%	6%
Taiyuan City XiShan Gujiao Material and Oil Storage Labor Service Dept.	2%	3%	12%

Competition

Competition is limited due to the necessity of obtaining a license for Dangerous Chemical Products Businesses that allow a company to handle gasoline and diesel, along with a special license, the Finish Oil Wholesale, that allows the company to engage in the wholesale business of gasoline, fuel oil and diesel oil.  These licenses are issued on a limited basis by the Chinese government.  Our major competitors are China National Petroleum Corporation and China Petroleum & Chemical Corporation, which are both state enterprises and which target larger customers beyond our company’s storage capacities.  Our larger competitors may have substantially greater financial resources than we, and this may provide them with a competitive edge.  For example, these larger competitors have (i) a greater ability to secure credit from lenders and suppliers and capital from the market place, which could allow them greater buying power with suppliers and greater capital for acquisitions; (ii) the ability to obtain price and volume advantages from suppliers, enabling them to be more price competitive; (iii) a more geographically diverse network of locations to better take advantage of supply and demand of products at various locations and to provide a buffer against localized soft economic conditions; and (iv) the ability to enhance or develop technology. Additionally, there are many smaller privately run companies that we also compete with.  Smaller competitors in certain of our market areas, which may have lower infrastructure or overhead costs than us, may seek to gain market share by offering lower prices for their products. We attempt to compete with our competitors by primarily offering better prices along with service and quality.

Employees

We currently have 40 employees.  This includes three management personnel, one individual in research and development for alternative fuels, one in technical support to monitor storage tank levels, and the remaining employees provide sales and support functions.

We are required by Chinese law to cover employees in China with various types of social insurance. We have purchased social insurance for some of our employees. For those whom we have not purchased social insurance, the premium has been added into their salary so that they can purchase social insurance in their individual capacity at the location of their recorded residences.

With the expansion of our business operations, we expect that the number of our employees will increase in the next 12 months by up to 20%.

Properties

Our company is located on 32,964 square feet of land. On this property we have 14 storage tanks, along with the various buildings listed below. .. This railroad line is on our property.  It starts from the Taiyuan railway office, Yinjing Station, to Longwei's company station, extending 16,278 square feet from station to station.  This rail system services some of our major customers.  All of our property is located in the Shanxi Province in China.   The storage tanks are in excellent condition, and maintenance is provided on a regular basis by our own employees.  Each storage tank can hold approximately 5,000 metric tons of petroleum. If all of the company's tanks are full, they can hold up to 70,000 metric tons of petroleum.  50,000 metric tons of petroleum generates approximately $4,000,000 in revenue.

Building	Material	Building Area (Square Foot)	Original Cost Amount
Office Building	Brick+Concrete	3894.05	34,107
Boiler Room	Brick+Concrete	1769.47	14,616
Power Distribution Room	Brick+Concrete	640.33	4,787
Warehouse	Brick+Concrete	736.69	2,330
New Office Building	Brick+Concrete+Frame	12379.5	199,976
Control Room	Brick+Concrete	134.68	955
Dispatching Trestle	Brick+Concrete	295.81	5,581
Light Oil Pump Room	Brick+Concrete	1202.58	8,532
Dispatching Pump Room	Brick+Concrete	970.60	6,869
Laboratory	Brick+Concrete	799.42	5,688
Oil Discharge Pump Room	Brick+Concrete	2033.21	14,435
Oil Discharge Pump Room	Brick+Concrete	761.94	5,788
Fire Protection Pump Room	Brick+Concrete	1334.77	9,444
Maintenance Office	Brick+Concrete	513	3,638
Construction	Brick+Concrete	2628.18	20,212
Viscous Oil Pump Room	Brick+Concrete	2611.44	20,096
Lobby	Brick+Concrete	260.71	1,846
Oil Can Groundwork	Brick+Concrete	8 items	1,793,595
Gas Station	Brick+Concrete		256,679

Total			2,409,175

Industry Background

The fuel and lubricants distribution industry comprise establishments with bulk liquid storage facilities primarily engaged in wholesaling petroleum-based products, including liquefied petroleum gas, lubricants, propane, and other fuels. Fuel and lubricant distributors deliver gasoline, diesel, propane, kerosene, lubricant and other petroleum-based products via fleets of tanker trucks, trailers, and bobtail trucks. Typical end-users include oilfield service companies, mining operations, auto dealerships and service centers, gas stations, trucking companies, the residential sector and other various industrial users. Typical industrial lubricant products include gear oil, gas engine oil, heavy-duty motor oil, hydraulic oil, transmission oil, and grease for use in a variety of industrial and commercial power plants, engines, compressors, and vehicles.

According to the June 11, 2007 issue in China Daily, the oil and gas industry has developed into a fundamental industry in China’s economy. So far, up to 688 oil and gas fields have been discovered in 25 provinces, cities, and offshore areas. China has set up six oil and gas zones, including 24 production bases, like Daqin, Shengli, Liaohe, Xinjiang, Sichuan, Changqin, Bohai, and the South China Sea area. China has become the fifth biggest oil producer in the world, with oil production of 160 million metric tons in the year 2000, from 121,000 metric tons in the year 1949. In 2000, China ranked fifteenth in gas production with an output of 27.7 billion cubic meters. By the end of 1999, China had built 11,300km long-distance oil pipelines and 11,800km long-distanced gas pipelines. Now an oil network connecting Northeast China, North China and East China, and a gas network connecting North China and Sichuan-Chongqing, located in Western China, have been established. Exploration, extraction, designing, operations, scientific and technological research and technical support services have been placed in the industry.

Additionally, according to the June 11, 2007 issue in China Daily, in 2002, total assets of the oil and natural gas industry reached 57.3 billion dollars, an increase of 11.59 percent over the previous year.  The industry's sales revenue reached 32.9 billion dollars, an increase of 0.51 percent over the previous year.  The total profit reached 11 billion dollars, a decrease of 7.5 percent over the previous year. The industry had a workforce of 571,200 people, a decrease of 1.02 percent over the previous year.  Also in 2002, the output of crude oil reached 169 million tons, up 2.5 percent over the previous year, and its accumulated sales revenue reached 0.163 billion tons.  The ratio of sales and output reached 99.6 percent.

China is presently undergoing a strategic reorganization in the oil industry through market liberalization, internalization, cost-effectiveness, scientific and technological breakthroughs, and sustainable development. Changes will be made to the structures of oil reservation and exploration. Natural gas will have a greater percentage in oil output.  More oil imports will enter the domestic market.  Oil and gas will have a greater percentage in non-renewable energy consumption in China.  The reorganization is aimed at ensuring a smooth and sustainable oil supply in the long run, at lowest costs and meeting the goal of a sustainable and sound economic growth.

The above information shows the growth in the oil industry and the increase in demand for petroleum products.  With the 2008 Olympics, the demand for oil products is expected to increase further.  It will be necessary for our company to add additional storage capacity.  This growth is apparent all across our market as more cars become more readily available in our community.  Longwei is looking into the cost for additional storage units in order to meet this rising demand.

Legal Proceedings

Currently, there are no material legal proceedings to which we are a party, or to which any of our property is subject, that we expect to have a material adverse effect on our financial condition.

MANAGEMENT

Directors and Executive Officers

The following sets forth the name and position of each of our current executive officers and directors.

NAME	AGE	POSITION SINCE OCTOBER 2007

Cai Yongjun	37	President, Chief Executive Officer and Chairman

Xue Yongping	35	Secretary and a Director
Wang Junping	48	Chief Financial Officer
Deng Yuanxiang	60	Sales Manager

Cai Yongjun, Chief Executive Officer

Mr. Cai has been the founder and the Chief Executive of Taiyuan Longwei , the Company's wholly-owned subsidiary, since October 1995.  He has over 12 years experience in the trading, storage and handling of petroleum products. Mr. Cai acts as the general manager overseeing operations on a daily basis.  From 1995 to 1999, Mr. Cai attended Shanxi University where he majored in Business Administration.

Mr. Cai does not hold any directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, 15 U.S.C., 80a-1, et seq., as amended.

Mr. Cai has had no involvement in certain legal proceedings as defined by Item 401(f) of Regulation S-K.

Xue Yongping, Secretary and Treasurer

Mr. Xue has been director, secretary and treasurer since November 1998 of Taiyuan Longwei , the Company's wholly-owned subsidiary .. From August 1994 until November 1998, he was the deputy manager for Taiyuan Hua Xin Trading Company, Ltd., where he served as the deputy general manager.  Taiyuan Hua Xin Trading Company is a wholesale petroleum company engaged in the selling of diesel and gasoline to other wholesale users.  From September 1991 to July 1994, Mr. Xue attended Shanxi Law School where he earned his law degree.

Mr. Xue does not hold any directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, 15 U.S.C., 80a-1, et seq., as amended.

Mr. Xue has had no involvement in certain legal proceedings as defined by Item 401(f) of Regulation S-K.

Wang Junping, Chief Financial Officer

Mrs. Wang has been employed by Taiyuan Longwei since July 1995. She was the finance manager for the company and became Chief Financial Officer in March of 2006. Prior to working for Taiyuan Longwei, she was the section chief of accounting for Shanxi Bao Shan Garment Factory from August 1992 to May 1995. She oversees all of the accounting for Taiyuan Longwei.

Mrs. Wang does not hold any directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, 15 U.S.C., 80a-1, et seq., as amended.

Mrs. Wang has had no involvement in certain legal proceedings as defined by Item 401(f) of Regulation S-K.

Deng Yuanxiang, Sales Manager

Mr. Deng has been the sales manager for Taiyuan Longwei since November 1998.  He is responsible for the sales and marketing of the company's products. From July 1990 to October 1997, he was the operations manager for Shanxi United Petroleum Company. This company was engaged in the petroleum business and chemical business. Mr. Deng managed these operations for the company on a daily basis.

Board Composition and Meetings of the Board of Directors

Our board of the directors is currently comprised of two directors.  All board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present. During 2007, our Board of Directors met in person four times.

Committees and Audit Committee Financial Expert

We do not have a standing audit, nominating or compensation committee or any committee performing a similar function, although we may form such committees in the near future. Since we do not currently have an audit committee, we have no audit committee financial expert. Our entire Board of Directors handles the functions that would otherwise be handled by an audit committee.

In the future, we may search for a qualified independent expert who would be willing to serve on our Board of Directors and who would be willing to act as an audit committee financial expert. Before retaining any such expert, our Board of Directors would make a determination as to whether such person is both qualified and independent.

Independent Directors

No member of our Board of Directors qualifies as an “independent director” under the listing standards of The NASDAQ Stock Market, New York Stock Exchange or American Stock Exchange.

During our 2008 fiscal year, we plan to identify directors who qualify as “independent directors,” establish board committees on which such independent directors may serve and adopt written board committee charters, as appropriate, to assist in corporate governance. We expect that before the end of our 2007 fiscal year, our Board will be comprised of a majority of independent directors. We may add independent directors to our Board by expanding the size of our board and having the incoming independent directors fill the vacancies created by such increase or we may request that existing directors resign to create a vacancy that can be filled by independent directors that are selected by our board during the 2008 fiscal year.

Policy Regarding Board Attendance

Our directors are expected to attend board meetings as frequently as necessary to properly discharge their responsibilities and to spend the time needed to prepare for each such meeting. Our directors are expected to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so. We presently have two directors.

Director Compensation

No cash compensation or other compensation was paid to any member of our Board of Directors for services as a director during the fiscal year ended June 30, 2007, and we have no standard arrangement pursuant to which any director is compensated for his or her services in such capacity. When independent directors are appointed to our Board, we will likely compensate them for their services as independent directors through a combination of equity incentives and cash payments. Our Board has not yet established the compensation levels for independent directors, as we do not yet have any independent directors.

The Board may award special remuneration to any director undertaking any special services on our behalf other than those services ordinarily required of a director. In 2007 no such special remuneration was paid to any of our directors.

All authorized out-of-pocket expenses incurred by a director on our behalf will be subject to reimbursement upon our receipt of required supporting documentation of such expenses.

Family Relationships

There are no family relationships among our directors or officers.

Code of Ethics

On October 17, 2007, our Board of Directors adopted a Code of Ethics that applies to all of our directors, officers and employees, including our chief executive officer and chief financial officer. The Code of Ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies including disclosure requirements under the federal securities laws, confidentiality, trading on inside information and reporting violations of the code. Any amendments or waivers to the Code of Ethics will be filed with the SEC in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis - Background and Compensation Philosophy

We currently have three executive officers, Mr. Cai Yongjun, our Chief Executive Officer, President and Chairman, Mrs. Wan Jungping, our Chief Financial Officer, and Mr. Xue Yongping, our Secretary and a director. Our named executives do not have employment agreements, severance or change-of-control agreements, and the Company is not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment. Our named executives serve at the will of the Board.

Our Board of Directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. No pre-established, objective performance goals or metrics have been used by the Board of Directors in determining the compensation of our executive officers.

No cash compensation or other compensation was paid to any member of our Board of Directors for services as a director during the fiscal year ended June 30, 2007 and we have no standard arrangement pursuant to which any director is compensated for his or her services in such capacity.

As our executive leadership and Board of Directors grows, our Board of Directors may decide to form a compensation committee charged with the oversight of executive compensation plans, policies and programs, but we have no current plans to establish a compensation committee.

 Elements of Compensation

Salary. We provide our executive officers with a base salary. The base salary paid to each of our named executive officers during 2007 was approximately $10,371 for Mr. Cai, our CEO, and for Mr. Xue our secretary and director, $9,475. All such amounts were paid in cash. The amount of the base salary for each individual is set at the sole discretion of the Board of Directors. Historically, we have not paid bonus compensation to our executive officers and no bonus compensation was paid to our executive officers in 2007. If the Board of Directors determines to do so in the future, it may be on an ad hoc basis to recognize superior performance by executive officers as determined in the sole discretion of the Board of Directors.

Equity Incentives.  As of June 30, 2007, we did not have a stock option or other equity incentive plan.

Retirement Benefits.  Our executive officers are not presently entitled to company-sponsored retirement benefits. Our executive officers do, however, participate in a state pension plan organized by Chinese municipal and provincial governments. The Company is required to contribute monthly to the plan at the rate of 23% of the average monthly salary. As of the date of this prospectus, we have complied with the regulation and have paid the executives’ state pension plan as required by the law.

Perquisites. We have not provided our executive officers with any material perquisites and other personal benefits and, therefore, we do not view perquisites as a significant or necessary element of our executive’s compensation.

Deferred Compensation. We do not provide our executives the opportunity to defer receipt of annual compensation.

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by, or paid to, our Chief Executive Officer and our Chief Financial Officer for services performed for us and our subsidiaries during 2007 in all capacities. No executive officer received compensation of $100,000 or more in 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Total ($)

Cai Yongjun, CEO, President, and Director (1)	2007	10,371	-----	-
Xue Yongping Secretary, Treasurer and Director (2)	2007	9,475	-	-
Wang Junping CFO (3)	2007	$4,865	-	-

(1)	Mr. Cai has served as our Secretary and a director since October 2007.
(2)	Mr. Xue Yongping has served as our President, Chief Executive Officer and Chairman since October 2007.
(3)	Mrs. Wang Junping has been the CFO since October 2007.

Compensation Committee

During the last fiscal year we did not have a standing compensation committee. Our Board of Directors was responsible for the functions that would otherwise be handled by the compensation committee.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

 In connection with the share exchange with Longwei Petroleum Investment Holding Limited (the BVI company), shareholder Diane Thelen of Longwei Petroleum Investment Holding Limited (the Colorado company, formerly known as Tabatha II, Inc.) agreed to cancel 2,492,400 shares of common stock held by them. One shareholder, Mr. John Ballard, president prior to the Share Exchange, cancelled 1,698,485 shares, keeping 1,159,815 shares. Additionally, Mr. Ballard has been retained as a consultant to Longwei Petroleum Investment Holding Limited to oversee the preparation and filing of this registration statement on Form S-1.  Mr. Ballard’s consulting agreement was previously filed with the SEC as Exhibit 10.3 on a Current Report on Form 8-K on October 23, 2007.

Etech International, Inc. ("Etech") is a broker-dealer, and received a 6% commission or $126,000 in connection with the sale of the convertible notes for $2,100,000.  Additionally, Etech received 2,250,000 restricted securities for their consulting services related to the acquisition, and Yan Wang received 650,000 restricted shares for her consulting services related to the acquisition.  The respective consulting agreements were previously filed with the SEC as Exhibits 10.1 and 10.2 on a Current Report on Form 8-K on October 23, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of as of October 16, 2007 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of Longwei Petroleum Investment Holding Limited, No. 30 Guanghua Ave, Wan Bailin District, Taiyuan City, P.C. 030024, Shanxi Province.

Name and Address	Number of Shares Beneficially Owned	Percent of Class (3)

Cai Yongjun, CEO, President, and Director	34,500,000	4 3%

Xue Yongping Secretary, Treasurer and Director	34,500,000	4 3%

Wang Junping, Chief Financial Officer	0	0

All Current Officers and Directors as a Group (3 in number)		86%

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 8,250,000 shares of our common stock, 3,750,000 of which were issued to the selling stockholders in connection with a private placement transaction in March 2000 .. We also completed a convertible note on December 18, 2007, in the amount of $2,100,000 at an interest rate of 4% per annum, with a conversion feature of $0.70 per share (the conversion price) at the option of the investor. After disbursement of fees and expenses, the Company netted $1,800,000. Additionally, warrants were granted at an exercise price of $0.80. The period for the conversion of the warrants is three years from the date of effectiveness of this registration statement.   The Company has a total of 52 stockholders, of which 45 are selling stockholders.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC. Each selling stockholder’s percentage of ownership in the following table is based upon 7 9 , 5 00,000 shares of common stock outstanding as of the date of this prospectus.

Except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as an officer or director of our, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, except as specifically set forth in the footnote to the table below, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

For additional information, refer to “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” above.

The term “selling stockholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or, if required by applicable law, a post-effective amendment) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

	Name of Selling Security Holder	Shares owned prior to this offering	Date of Acquisition of Shares	Price paid per share (7)	Shares to be offered pursuant to this offering	Total number of shares that will be owned upon completion of the offering	Percentage owned by each selling security holder upon completion of the offering

1	Bert & Mary Arangua	17,500	May 2004	$0.03	17,500	0	0
2	Gabriela Bahena	5,000	May 2004	$0.02	5,000	0	0
3	James Ballard (1)	49,000	May 2000	$0.02	49,000	0	0
4	John Ballard (2)	1,159,815	May 2004	$0.03	1,159,815	0	0
5	Gloria Constantin	36,250	May 2004	$0.03	36,250	0	0
6	Donald Gillmore	52,500	May 2004	$0.02	52,500	0	0
7	Andrea Haddix	8,750	May 2004	$0.03	8,750	0	0
8	Jehu Hand (6)	20,000	Oct 2007	For services	20,000	0	0
9	James Hansen	17,500	May 2000	$0.03	17,500	0	0
10	Gerald Harty	17,500	May 2000	$0.03	17,500	0	0
11	Phillip Junot	7,000	May 2000	$0.02	7,000	0	0
12	Tom Kloppel	10,500	June 2002	$0.02	10,500	0	0
13	David Latham	3,500	May 2000	$0.02	3,500	0	0
14	Daniel R. & Debra J. Lowery	17,500	May 2004	$0.03	17,500	0	0
15	Teresa McClaran	56,000	May 2004	$0.03	56,000	0	0
16	Steve Millenson	7,000	May 2000	$0.02	7,000	0	0
17	Lilton Nance	14,000	May 2000	$0.02	14,000	0	0
18	Virginia Nihart	5,250	May 2000	$0.02	5,250	0	0
19	Michael Oday	3,500	May 2000	$0.02	3,500	0	0
20	Carl Ormond	3,500	May 2000	$0.02	3,500	0	0
21	Kip Pedrie	3,500	May 2000	$0.02	3,500	0	0
22	Nancy Richardson	18,375	May 2004	$0.03	18,375	0	0
23	Shui Fong Shum	70,000	May 2004	$0.02	70,000	0	0
24	Charles Siefert	14,000	May 2000	$0.02	14,000	0	0
25	Mary Siefert	3,500	May 2000	$0.02	3,500	0	0
26	Marissa Sinclair	8,750	May 2000	$0.02	8,750	0	0
27	Karen Slusher	1,750	May 2000	$0.02	1,750	0	0
28	Diane Smith	3,500	May 2000	$0.02	3,500	0	0
29	Linda Smith	8,750	May 2004	$0.02	8,750	0	0
30	Marie Smith	17,500	May 2004	$0.02	17,500	0	0

31	Robert Smith (3)	72,905	June 2003	$0.02	72,905	0	0
32	Michael Sprinkle	875	May 2000	$0.02	875	0	0
33	Taliaferrro Taylor	3,500	May 2000	$0.02	3,500	0	0
34	Diane Thelen (4)	849,155	May 2000	$0.02	849,155	0	0
35	Robert Thelen	8,750	May 2004	$0.02	8,750	0	0
36	Betty Turner	875	May 2000	$0.02	875	0	0
37	Peter Vann	8,750	May 2004	$0.02	8,750	0	0
38	Jimmy Wang (5)	436,250	May 2004	$0.02	436,250	0	0
39	Mindy Wang (5)	35,000	Nov 2005	$0.03	35,000	0	0
40	Rosabelle White	1,750	June 2000	$0.02	1,750	0	0
41	Katherine Wiley	3,500	May 2000	$0.02	3,500	0	0
42	Steven Wostenberg	1,750	May 2000	$0.02	1,750	0	0
43	Carolyn & Karl Ziegler	7,000	May 2000	$0.02	7,000	0	0
44	Karl Ziegler	8,750	June 2004	$0.03	8,750	0	0
45	Yan Wang	650,000	Oct 2007	(9)	650,000	0	0
46	Cai Yongjun	34,500,000	Oct 2007	(8)	0	34,500,000	4 3%
47	Xue Yongping	34,500,000	Oct 2007	(8)	0	34,500,000	4 3%
48	Etech International, Inc	2,250,000	Oct 2007	(10)	0	2,250,000	2.8%
49	Whalehaven Capital Fund Limited	1,071,429	Dec 2007	(11)			1.3%
50	Alpha Capital Anstalt	1,285,713	Dec 2007	(11)			1.6%
51	Chestnut Ridge Partners LP	1,071,429	Dec 2007	(11)			1.3%
52	Excalibur Small Cap Opportunities LP	1,071,429	Dec 2007	(11)			1.3%

	TOTAL	79,500,000			8,250,000	75,750,000	94.30%

(1)

James Ballard is the brother of John Ballard.

(2)

John Ballard was our president from September 2003 until October 11, 2007.

(3)

Robert Smith was formerly an officer of the Company (f/k/a Tabatha II, Inc.). He was president and a director from inception until his resignation on September 30, 2003.

(4)

Diane Thelen was formerly an officer of the Company (f/k/a Tabatha II, Inc.).  She was secretary/ treasurer and a director from inception until her resignation on October 11, 2007.

(5)

Mindy Wang and Jimmy Wang are husband and wife.

(6)

Jehu Hand is the principal of Jackson, Kohle & Co., (FINRA/SIPC) an agent for sale for certain selling stockholders.

(7)

All non-affiliate stockholders were subject to a 65% reduction of their original holdings, pursuant to the terms of the Share Exchange.  As a result, the original prices per share of $0.01 and $0.02 become approximately $0.02 and $.0.03.

(8)

Mr. Cai and Mr. Xue received their shares per the Share Exchange dated October 16, 2007.

(9)

Yan Wang received her shares pursuant to a Consulting Agreement dated October 12, 2007.

(10)

Etech International, Inc., a broker-dealer, received its shares pursuant to a Consulting Agreement dated October 12, 2007.

(11)

We completed a convertible note on December 18, 2007, in the amount of $2,100,000 at an interest rate of 4% per annum, with a conversion feature of $0.70 per share (the conversion price) at the option of the investor. After disbursement of fees and expenses, the Company netted $1,800,000. Additionally, warrants were granted at an exercise price of $0.80. The period for the conversion of the warrants is three years from the date of effectiveness of this registration statement.

We have agreed to bear the expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering. The Company received $1,800,000, after disbursement of fees and expenses.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are no changes or disagreements with the accountants, Child, Van Wagoner & Bradshaw, PLLC.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 500,000,000 shares of common stock, no par value, and 100,000,000 shares of preferred stock, no par value. ..  As of December 18, 2007, the number of shares outstanding, assuming the note is converted and all warrants are exercised, will be 79,500,000.

Common Stock

Each outstanding share of our common stock entitles the holder thereof to one vote per share on all matters. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors, our assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. Holders of common stock do not have the right to cumulate votes in the election of directors

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our Board of Directors. Our Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of our existing stockholders will be diluted.

Preferred Stock

Our Board of Directors has the authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. We consider it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through a public offering or private placements, the provisions for preferred stock in our Articles of Incorporation would avoid the possible delay and expense of a shareholder’s meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock which would result in dilution of the income per share and net book value of the common stock. Issuance of additional common stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to our common stock or any other series of preferred stock which we may issue. The Board of Directors may issue additional preferred stock in future financings, but has no current plans to do so at this time.

The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Transfer Agent and Registrar

Our transfer agent is Corporate Stock Transfer. Their mailing address is 3200 Cherry Creek Dr. South, Suite 430, Denver, Colorado 80209. Their phone number is 303-282-4800.

SHARES ELIGIBLE FOR FUTURE SALE

As of December 18 , 2007, 79,500,000 shares of our common stock were issued and outstanding.  This includes warrant of 1,500,000 and convertible notes with underlying shares of 3,000,000 that can be converted at the sole discretion of the investors.

 Shares Covered by this Prospectus

All of the 8,250,000 shares being registered in this offering may be sold without restriction under the Securities Act after the registration is declared effective.

Rule 144

The resale of shares that are held by our affiliates and the resale of shares that are held by non-affiliates for a period of less than two years are governed by the following requirements of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act of 1933), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

- 1% of the number of shares of common stock then outstanding, which as of December 18 , 2007 equaled approximately 795 , 0 00; or

-  the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144. The selling shareholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

 PLAN OF DISTRIBUTION

The selling stockholders, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Jackson, Kohle & Co., a registered broker dealer, has agreed, subject to certain conditions set forth in the Underwriting Agreement, on its behalf and as Representative of the Underwriters, with the following selling stockholders to act as agent on a “best efforts” for the sale of 3,232,470 shares held by such shareholders; other selling shareholders may likewise agree to engage Jackson, Kohle & Co. as selling agent.

Name

Shares

John Ballard

1,159,815

Karl Ziegler

15,750

Jimmy Wang

436,250

Mindy Wang

35,000

Yan Wang

650,000

Jehu Hand

20,000

Mary Siefert

3,500

Chuck Siefert

14,000

James  Ballard

49,000

Diane Thelen

849,155

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-

Sales through Jackson, Kohle & Co.

-

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-

block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-

an exchange distribution in accordance with the rules of the applicable exchange;

-

privately negotiated transactions;

-

short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

-

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

-

a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the shares of our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of shares of our common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales directly through the OTCBB. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Jackson, Kohle is not a market maker in any stocks and will not make any sales through the OTCBB.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule. The offering will terminate one year from the date of this prospectus.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein are “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $ 310, 328 ..00. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders and Jackson, Kohle & Co.  to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Jackson, Kohle & Co. has advised the selling stockholders that it may assign its rights and obligations under the Underwriting Agreement to its EU affiliate, Jackson Kohle SE.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Hand & Hand, a professional corporation, 24351 Pasto Road, Suite B, Dana Point, California.  Mr. Jehu Hand, the sole shareholder of Hand & Hand, is a principal of Jackson, Kohle & Co. and of Jackson Kohle SE.  Mr. Hand is offering 20,000 shares pursuant to this Prospectus.

EXPERTS

The consolidated financial statements of Longwei for the three years ended June 30, 2007 included in this prospectus and in the registration statement have been audited by the accounting firm of Child, Van Wagoner & Bradshaw, PLLC., independent registered public accounting firm, and are included in reliance upon their report dated October 16, 2007, given upon such firm’s authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

For further information with respect to us and the common stock offered in this offering, we refer you to this registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

FINANCIAL STATEMENTS FOR THE PERIOD ENDED SEPTEMBER 30, 2007

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED, INC.

  (UNAUDITED) CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2007

	September 30, 2007	June 30, 2007
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$6,558,490	$6,060,428
Accounts receivable	15,690,239	4,908,673
Inventories	14,999,130	17,920,559
Advance to suppliers	30,591,425	27,648,387
Total current assets	67,839,284	58,049,205

Property, plant and equipment, net	2,618,993	2,693,006

Total assets	$70,458,277	$60,742,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$146,795	$460
Advance from customers	1,322,762	1,739,159
Taxes payable	3,201,179	1,111,332
Other current liabilities	241,715	147,455

Total liabilities	4,912,451	2,998,406

STOCKHOLDERS’ EQUITY
Common Stock; no par value, 100,000,000 shares authorized, 75,000,000 shares issued and outstanding	6,151,294	6,053,269
Retained earnings	55,060,797	48,138,759
Accumulated other comprehensive income	4,333,735	3,551,777

Total stockholders’ equity	65,545,826	57,743,805

Total liabilities and stockholders’ equity	$70,458,277	$60,742,211

See accompanying notes to the financial statements.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED, INC.

(UNAUDITED) CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three months ended September 30,
	2007	2006
Net revenues:
Product sales	$32,110,699	$22,811,774
Agency service	4,377,973	2,200,663

	36,488,672	25,012,437

Cost of revenues
Product sales	25,434,493	19,672,912
Agency service	259,397	501,044

	25,693,890	20,173,956

Gross profit	10,794,782	4,838,481

Operating Expenses
Salaries	36,009	25,180
Other selling, general and administrative expenses	321,425	152,186
	357,434	177,366

Operating profit	10,437,348	4,661,115

Other income and (expenses)
Interest income	19,000	-

Total other income	19,000	-

Income before income taxes	10,456,348	4,661,115

Income taxes	(3,437,578)	(1,687,870)

Net income	7,018,770	2,973,245

Other comprehensive income
Foreign currency translation adjustment	781,958	435,010

Comprehensive income	$7,800,728	$3,408,255

Basic and diluted net income per share	$0.10	$0.04

Weighted average number of shares outstanding	75 ,000,000	75 ,000,000

See accompanying notes to the financial statements.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED, INC.

(UNAUDITED) STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007

	Common Stock Shares	Common Stock Amount	Retained Earnings	Accumulated other comprehensive income	Total Stockholders’ Equity
Balance at June 30, 2007	69,000,000	$6,053,269	$48,138,759	$3,551,777	$57,743,805
Recapitalization	6,000,000	98,025	(96,732)	-	1,293
Net income for the period		-	7,018,770	-	7,018,770
Foreign currency translation adjustment	-	-	-	781,958	781,958
Balance at September 30, 2007	75,000,000	$6,151,294	$55,060,797	$4,333,735	$65,545,826

See accompanying notes to the financial statements.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED, INC.

(UNAUDITED) CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended September 30,
	2007	2006
Operating activities
Net income	$7,018,770	$3,494,289
Adjustments to reconcile net income from operations to net cash used in operating activities:	-
Depreciation	89,634	84,895
Expenses paid by shareholders	-	-
Changes in non-cash operating working capital items:
Accounts receivable	(10,781,567)	138,870
Inventory	2,921,429	1,379,486
Advance to suppliers	(2,907,038)	(3,972,016)
Prepaid taxes	1,475,158	161,696
Other current assets	-	-
Accounts payable	240,596	1,762,970
Advance from customers	(416,397)	(3,754,693)
Taxes payable	2,089,847	(134,742)
Other current liabilities	-	-

Net cash provided by (used in) operating activities	$(269,568)	$(839,245)

Investing activities
Purchase of equipment	(15,622)	-

Net cash used in investing activities	(15,622)	-

Effect of exchange rate changes in cash	783,252	435,010

Net increase (decrease) in cash and cash equivalents	498,062	(404,235)

Cash and cash equivalents, beginning of year	$6,060,428	$23,543,747

Cash and cash equivalents, end of year	$6,558,490	$23,139,512

Supplemental disclosure of cash flow information
Cash paid during the year:
Income taxes paid	$-	$2,428,031

See accompanying notes to the financial statements.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED, INC.

NOTES TO (UNAUDITED) CONSOLIDATED FINANCIAL STATEMENTS

1.

MANAGEMENT'S REPRESENTATION OF INTERIM FINANCIAL INFORMATION

The accompanying financial statements have been prepared by Longwei Petroleum Investment Holding Limited, Inc. without audit pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as allowed by such rules and regulations, and management believes that the disclosures are adequate to make the information presented not misleading.  These financial statements include all of the adjustments, which in the opinion of management are necessary to a fair presentation of financial position and results of operations.  All such adjustments are of a normal and recurring nature. Interim results are not necessarily indicative of results for a full year. These financial statements should be read in conjunction with the audited financial statements at June 30, 2007 as filed in the Company Form S-1 filed with the Commission on October 25, 2007.

2.

SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements.  The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Description of Business

Longwei Petroleum Investment Holding Limited (“we,” “us,” “our,” “Longwei”) was incorporated under the laws of the State of Colorado on March 17, 2000, under the name of Tabatha II, Inc. We changed our name to Longwei Petroleum Investment Holding Limited on October 12, 2007. We were formed as a “blind pool” or “blank check” company , with no meaningful assets or liabilities, whose business plan was to seek to acquire a business opportunity through completion of a merger, exchange of stock, or other similar type of transaction. In furtherance of our business plan, we voluntarily elected to become subject to the periodic reporting obligations of the Securities Exchange Act of 1934 by filing a registration statement on Form 10-SB.

Prior to October 16, 2007, our only business activities were the organizational activities described above, including registration under the Securities Exchange Act of 1934, and efforts to locate a suitable business opportunity for acquisition. On October 16, 2007, the date of the closing of the Share Exchange, we acquired all of the issued and outstanding common stock of Longwei Petroleum Investment Holding Limited (“Longwei BVI”), a British Virgin Islands corporation incorporated on April 3, 2006.  Longwei BVI owns all of the issued and outstanding stock of Taiyuan Yahua Energy Conversion Co., Ltd. (“Taiyuan Yahua”), a Chinese limited liability company, which is in turn the sole shareholder of Taiyuan Longwei Economy & Trading Co., Ltd. (“Taiyuan Longwei”), a Chinese limited liability company.   We issued 69,000,000 shares in the share exchange transaction for 100% of the ownership of Longwei BVI. As a result of the share exchange transaction, Longwei BVI and its subsidiaries became our wholly owned subsidiaries.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED, INC.

NOTES TO (UNAUDITED) CONSOLIDATED FINANCIAL STATEMENTS

The former stockholders of Longwei BVI acquired 86% of our issued and outstanding common stock as a result of closing the share exchange transaction.  Therefore, although Longwei BVI became our wholly-owned subsidiary, the transaction was accounted for as a recapitalization of Longwei BVI, whereby Longwei BVI is deemed to be the accounting acquirer and is deemed to have adopted our capital structure.

All operating activities are carried out through our wholly-owned Chinese subsidiary, Taiyuan Longwei Economy & Trading Co., Ltd. (“Taiyuan Longwei”), which was incorporated in 1995.  The operating company is located in Taiyuan City, China.  We purchase diesel, gasoline, fuel oil and kerosene from various suppliers. As an intermediary, we seek to earn profits by buying diesel, gasoline, fuel oil and kerosene at competitive prices and selling them to other wholesalers. In addition, we also earn revenues by acting as a purchase agent where we charge an agency fee, a fee which is charged to wholesalers who do not have a license to purchase directly from refineries. The cost of our products is largely dependent on the price of crude oil. The price of crude oil is subject to fluctuation due to a variety of factors, all of which are beyond our control. When sudden and significant increases occur in the cost of fuel and lubricant products, we may not be able to pass on these increases through timely price increases to our customers. The timing of passing these costs to our customers can significantly affect our margins. The affect of lower crude oil prices, after the sale for a short time of higher priced inventory on hand at the time of the price decrease, reduces the cost of the products which, in turn, improves profit margins. Fuel oil is a liquid petroleum product that is burned in a furnace or boiler for the generation of heat or used in an engine for the generation of power. Solvents are unrefined petroleum products used in paint, dry-cleaning solvents, solvents for cutback asphalts and solvents for the rubber industry. We then transport and market these products to other wholesale buyers. Our primary customers are large-scale gas stations, which represent 60% of our sales. These gas stations, which purchase diesel and gasoline from us, are located in Taiyuan City in the Shanxi Province of China. Our second largest group of customers is the coal plants and power supply companies that use our fuel oil for heat and power, along with our solvents, which comprise 30% of our business. Our third largest customers are the small independent gas stations. These represent 10% of our total sales, and purchase gasoline and diesel. Our operating company is located at No. 30 Guanghua Avenue, Wan Bailin District, Taiyuan City, P.C. 030024, Shanxi Province, China, and our phone number is (86) 351-6527-366.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of Preparation

The financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company. This basis of accounting differs in certain material respects from that used for the preparation of the books and records of the Company, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”) the accounting standards used in the place of their domicile.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED, INC.

NOTES TO (UNAUDITED) CONSOLIDATED FINANCIAL STATEMENTS

(b)    Economic and Political Risks

The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

(c)    Principles of Consolidation

The accompanying financial statements include Longwei Petroleum Investment Holding Limited, Inc., its wholly owned subsidiary, Longwei Petroleum Investment Holding Limited, a British Virgin Island corporation, its wholly owned subsidiary, Taiyuan Yahua Energy Conversion Co., Ltd., a Chinese Limited Liability Company, which owns 100% of the operating subsidiary, Taiyuan Longwei Economy & Trading Company, Ltd., a Chinese Limited Liability Company.  Intercompany transactions have been eliminated in consolidation.

 (d)    Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over the assets' estimated useful lives, using the straight-line method. Estimated useful lives of the property, plant and equipment are as follows:

Buildings	20 years
Heavy machinery and production equipment	8- 20 years
Railway	20 years
Motor vehicles	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are capitalized.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e)    Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

There was no impairment of long-lived assets as of September 30, 2007.

(f)    Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

When inventories are sold, their carrying amount is charged to expense in the year in which the revenue is recognized. Write-downs for declines in net realizable value or for losses of inventories are recognized as an expense in the year the impairment or loss occurs. There were no declines in net realizable value of inventory for three months ended September 30, 2007.

 (g)    Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

(h)    Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash deposit in PRC banks are not insured by any government agency or entity.

(i)    Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing of inventory items from suppliers.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 (j)    Fair Value of Financial Instruments

The Company's financial instruments include cash and cash equivalents, accounts receivable, prepaid taxes, advances to suppliers, other current assets, taxes payable, accounts payable and advances from customers. Management estimates that the carrying amounts of the non related party financial instruments approximate their fair values due to their short-term nature.

(k)    Revenue Recognition

The Company derives the bulk of its revenue from sales of gasoline, diesel, solvent oil and fuel oil. These product sales revenues are recognized when customers take possession of goods in accordance with the terms of purchase order agreements that evidence agreed upon pricing and when collectibility is reasonably assured. Cost of revenues for product sales include costs to purchase and transport the product to the Company, costs to deliver the goods to the customer and depreciation on product storage and delivery equipment.

Agency service revenue consists of fees charged to small fuel distributors who lack the required licenses to purchase directly from large refineries. The Company allocates a portion of its purchasing quota to these customers for a fee similar to a sales commission. Agency service revenue is recognized when there is evidence of an arrangement that specifies pricing and irrevocable allocation of a portion of the Company’s purchase quota and collection has occurred. Cost of agency service revenues consists primarily of selling commissions.

(l)    Foreign Currency Translation

The functional currency of the Company is Renminbi (“RMB”) and the RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are converted into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are converted into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions, which are not material, are included in the determination of net income for the respective periods.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED, INC.

NOTES TO (UNAUDITED) CONSOLIDATED FINANCIAL STATEMENTS

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(l)    Foreign Currency Translation (continued)

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates for each period and stockholders' equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign currency translation adjustment to other comprehensive income, a component of stockholders' equity. The exchange rates adopted are as follows:

2007
Period end RMB exchange rate	7.51
Average period RMB exchange rate	7.56

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

(m)    Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

 (n)    Income Taxes

The company has implemented SFAS No. 109, "Accounting for Income Taxes," which provides for a liability approach to accounting for income taxes. Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The company has recorded no deferred tax assets or liabilities as of September 30, 2007, since nearly all differences in tax bases and financial statement carrying values are permanent differences.

(o)    Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of SFAS No. 157 relate to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurement. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not believe that the adoption of the provisions of SFAS No. 157 will materially impact its financial position or results of operations.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED, INC.

NOTES TO (UNAUDITED) CONSOLIDATED FINANCIAL STATEMENTS

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(o)    Recent Accounting Pronouncements (continued)

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will become effective for the Company beginning with the first quarter of 2008. The Company has not yet determined the impact of the adoption of SFAS No. 159 on its financial statements and footnote disclosures.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED, INC.

NOTES TO (UNAUDITED) CONSOLIDATED FINANCIAL STATEMENTS

3.    ACCOUNTS RECEIVABLE

The receivables and allowance balances at September 30 and June 30, 2007are as follows:

	September 30, 2007	June 30, 2007

Accounts receivable	$15,690,239	$4,908,673
Less: allowance for doubtful accounts	-	-
Accounts receivable, net	$15,690,239	$4,908,673

4.    INVENTORIES

Inventories are the unsold petroleum products purchased from various suppliers, and consist of the following as of September 30, and June 30, 2007:

	September 30, 2007	June 30, 2007
Diesel Oil	$9,233,593	$10,982,628
Gasoline	3,711,538	3,998,679
Fuel Oil	1,637,849	2,516,115
White Spirit	416,150	423,137
Less: allowances for slowing moving items	-	-
Total	$14,999,130	$17,920,559

5.    ADVANCE TO SUPPLIERS

The Company has made payments to unrelated suppliers in advance of receiving products and services. The advance payments are meant to ensure preferential pricing and delivery. The amounts advanced under such arrangements totaled $ 30,591,425 as of September 30, 2007 ..  The price is established 30 - 60 days in advance of the sale.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED, INC.

NOTES TO (UNAUDITED) CONSOLIDATED FINANCIAL STATEMENTS

6.    PREPAID TAXES

Prepaid taxes consist of the following:

	September 30,	June 30,
	2007	2007
Value added tax	$-	$1,346,883
Other tax refundable	-	128,275
Total	$-	$1,475,158

7.    PROPERTY, PLANT AND EQUIPMENT

At September 30, and June 30, 2007, property, plant and equipment, at cost, consist of

	September 30, 2007	June 30, 2007
Land and buildings	$1,850,284	$1,850,284
Machinery and production equipment	2,520,062	2,518,800
Railway	1,298,292	1,298,292
Motor vehicles	185,188	170,828
Total property, plant and equipment	5,853,826	5,838,204
Less: accumulated depreciation	(3,234,833)	(3,145,198)
Property, plant and equipment, net	$2,618,993	$2,693,006

Depreciation expense for the three months ended September 30, 2007 was $ 89,634.

8.  TAXES PAYABLE

Taxes payable consist of the following:

	September 30,	June 30,
	2007	2007
Income tax payable	$2,161,144	$987,666
Business taxes payable and others	1,040,035	123,666

Total	$3,201,179	$1,111,332

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED, INC.

NOTES TO (UNAUDITED) CONSOLIDATED FINANCIAL STATEMENTS

9.  OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

	September 30,	June 30,
	2007	2007
Accrued salaries	$8,295	$8,187
Accrued staff welfare	4,405	139,268
Other current liabilities	229,015	-
Total	$241,715	$147,455

10.    INCOME TAXES

(a)     Corporation Income Tax (“CIT”)

The Company ’s operating subsidiary is governed by the Income Tax Laws of the PRC. The PRC federal statutory tax rate is 30% and the local tax rate is 3%.

The provision for income taxes for each of the three months ended September 30, 2007 is summarized as follows:

2007
Current	$3,201,179
Deferred	-
$3,201,179

(b)     Value Added Tax (“VAT”)

In accordance with the relevant taxation laws in the PRC, the normal VAT rate for domestic sales is 5% to 17%, which is levied on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority.  The value added tax refundable presents the VAT that the Company paid for the purchasing products and can be used to deduct the VAT related to the sale of products.

The Company is subject to the Income Tax Laws of the United States of America.

The components of the provision for income taxes at September 30, 2007 are as follows:

Current- Federal

$

0

Change in valuation allowance

(0)

Income tax provision

$

0

A reconciliation of the income tax provision for the Company to the amount expected using the U.S. Federal statutory rate follows:

Expected amount using:

U.S. Federal statutory rate

$

0

Use of loss carryforwards

0

Change in valuation allowance

(0)

                                    Effective tax

$

0

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED, INC.

NOTES TO (UNAUDITED) CONSOLIDATED FINANCIAL STATEMENTS

10.

INCOME TAXES (Continued)

Deferred tax assets (liabilities) consisted of the following at September 30, 2007.

Deferred tax assets

Net operating loss carryforwards

$

0

Deferred tax liability

0

0

Valuation allowance

(0)

$

0

At September 30, 2007, the Company has net operating loss (NOL) carryforwards totaling approximately $0. Deferred tax assets have been reduced by a valuation allowance because of uncertainties as to future recognition of taxable income to assure realization.  The net change in the valuation allowance for the period ended September 30, 2007 was $0.

11.    SEGMENT INFORMATION

		Agency
September 30, 2007	Product sales	Service	Total
Revenues	$ 32,110,699	$ 4,377,973	$ 36,488,672
Cost of revenues	25,434,493	259,397	25,693,890
Gross profit	6,676,206	4,118,576	10,794,782

Income from operations	6,318,772	4,118,576	10,437,348
Total assets	70,458,277	-	70,458,277
Depreciation	89,634	-	89,634

		Agency
September 30, 2006	Product sales	Service	Total
Revenues	$ 22,811,774	$ 2,200,663	$ 25,012,437
Cost of revenues	19,672,912	501,044	20,173,956
Gross profit	$ 3,138,862	$ 1,699,619	$ 4,838,481

Income from operations	$ 2,961,496	$ 1,699,619	$ 4,661,115
Total assets	$ 55,271,443	$ -	$ 55,271,443
Depreciation	$ 84,895	$ -	$ 84,895

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED, INC.

NOTES TO (UNAUDITED) CONSOLIDATED FINANCIAL STATEMENTS

12.    GEOGRAPHICAL INFORMATION

 The Company's revenues by geographic destination are analyzed as follows:

	For the Three Months Ended September 30,
	2007	2006

PRC	$36,488,672	$25,012,437
Outside PRC	-	-

Total net revenues	$36,488,672	$25,032,437

FINANCIAL STATEMENTS

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

JUNE 30, 2007, 2006 AND 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2007 AND 2006

	June 30,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$6,060,428	$23,543,747
Accounts receivable	4,908,673	7,935,390
Inventories	17,920,559	16,813,225
Advance to suppliers	27,684,387	1,813,964
Prepaid taxes	1,475,158	161,696
Other current assets	-	158,449
Total current assets	$58,049,205	$50,426,471

Property, plant and equipment:
Property, plant and equipment, net	2,693,006	2,901,493

Total assets	$60,742,211	$53,327,964

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$460	$3,705,514
Advance from customers	1,739,159	3,754,693
Taxes payable	1,111,332	2,506,523
Other current liabilities	$147,455	$95,253

Total current liabilities	$2,998,406	$10,061,983

Total liabilities	$2,998,406	$10,061,983

STOCKHOLDERS’ EQUITY
Common stock at $1 par value, 50,000 shares authorized, 50,000 shares issued and outstanding	50,000	50,000
Additional paid-in-capital	6,017,187	6,010,422
Retained earnings	48,124,495	36,129,495
Accumulated other comprehensive income	$3,552,123	$1,076,064

Total stockholders’ equity	$57,743,805	$43,265,981

Total liabilities and stockholders’ equity	$60,742,211	$53,327,964

See accompanying notes to the consolidated financial statements.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

	For the years ended June 30,
	2007	2006	2005
Net revenues:
Product sales	$85,935,810	$82,781,225	$29,407,212
Agency service	7,826,504	10,300,496	11,457,203

	$93,762,314	$93,081,721	$40,864,415

Cost of revenues
Product sales	74,169,157	67,596,453	23,972,411
Agency service	1,428,077	3,137,024	4,153,548

	$75,597,234	$70,733,477	$28,125,959

Gross profit	18,165,080	22,348,244	12,738,456

Operating Expenses
Salaries	151,511	153,866	84,843
Other selling, general and administrative expenses	$296,094	$351,560	$349,710
	$447,605	$505,426	$434,553

Operating profit	17,717,475	21,842,818	12,303,903

Other income and (expenses)
Interest income	$188,929	$105,249	$48,133

Other income	$188,929	$105,249	$48,133

Income before income taxes	17,906,404	21,948,067	12,352,036

Income taxes	$(5,911,404)	$(7,245,278)	$(4,076,172)

Net income	11,995,000	14,702,789	8,275,864

Other comprehensive income
Foreign currency translation adjustment	$2,476,059	$1,076,064	$-

Comprehensive income	$14,471,059	$15,778,853	$8,275,864

Earnings per share	$239.90	$294.06	$165.52
Weighted average shares outstanding	50,000	50,000	50,000

See accompanying notes to the consolidated financial statements.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

	Common Stock		Additional Paid in Capital	Retained Earnings	Accumulated other comprehensive income	Total Stockholders’ Equity
	Number of Shares	Amount

Balance at June 30, 2004	50,000	$50,000	$6,003,269	13,150,842	$-	$19,204,111
Net income for the year	-		-	8,275,864	$-	$8,275,864
Balance at June 30, 2005	50,000	50,000	6,003,269	21,426,706	$-	$27,479,975
Registered capital for expenses paid			7,153			7,153
Net income for the year	-		-	14,702,789	-	14,702,789
Foreign currency translation adjustment	-		-	-	$1,076,064	$1,076,064
Balance at June 30, 2006	50,000	50,000	6,010,422	36,129,495	$1,076,064	$43,265,981
Registered capital for expenses paid			6,765			6,765
Net income for the year	-		-	11,995,000	-	11,995,000
Foreign currency translation adjustment	-		-	-	$2,476,059	$2,476,059
Balance at June 30, 2007	50,000	$50,000	$6,017,187	48,124,495	$3,552,123	$57,743,805

See accompanying notes to the consolidated financial statements.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

	For the years ended June 30,
	2007	2006	2005
Operating activities
Net income	$11,995,000	$14,702,789	$8,275,864
Adjustments to reconcile net income from operations to net cash used in operating activities:
Depreciation	347,459	352,323	344,219
Expenses paid by shareholders	6,765	7,153	-
Changes in non-cash operating working capital items:
Accounts receivable	3,335,310	(4,133,690)	2,423,913
Inventory	(260,919)	(5,446,405)	(2,548,993)
Advance to suppliers	(25,119,668)	(1,744,423)	1,928,167
Prepaid taxes	(1,271,958)	(160,093)	-
Other current assets	162,100	(156,877)	4,540
Accounts payable	(3,790,917)	(1,566,543)	1,530,343
Advance from customers	(2,146,607)	3,271,917	(608,797)
Taxes payable	(1,481,420)	(784,648)	278,789
Other current liabilities	46,678	46,672	25,768

Net cash provided by (used in) operating activities	$(18,178,177)	$4,388,175	$11,653,813

Investing activities
Purchase of equipment	(3,137)	-	-

Net cash used in investing activities	(3,137)	-	-

Effect of exchange rate changes in cash	697,641	668,479	-

Net increase (decrease) in cash and cash equivalents	(17,483,319)	5,056,992	11,653,813

Cash and cash equivalents, beginning of year	$23,543,747	$18,486,755	$6,832,942

Cash and cash equivalents, end of year	$6,060,428	$23,543,747	$18,486,755

Supplemental disclosure of cash flow information
Cash paid during the year:
Income taxes paid	$7,409,328	$7,679,820	$3,323,169

See accompanying notes to the consolidated financial statements.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

1.    ORGANIZATION AND PRINCIPAL ACTIVITIES

Longwei Petroleum Investment Holding Limited (“Longwei BVI, the “Company”) was incorporated in the British Virgin Islands on April 3, 2006.  Taiyuan Yahua Energy Conversion Co., Ltd., (“Taiyuan Yahua”) a Chinese limited liability company, was incorporated on August 11, 2006.  The operating subsidiary, Taiyuan Longwei Economy & Trading Co., Ltd (“Taiyuan Longwei”), is located in Taiyuan City, China, and was established in 1995 as a Chinese limited liability company.

We currently have 14 storage tanks that allow us to store 50,000 metric tons of our products. In addition, we own our own rail system to transport our products to our customers.

Corporate Structure

The chart below depicts the corporate structure of the Company as of June 30, 2007. Longwei BVI incorporated in the British Virgin Islands in April 2006, owns 100% of the capital stock of Taiyuan Yahua, and Taiyuan Yahua owns 100% of the capital stock of Taiyuan Longwei, the operating subsidiary.  Taiyuan Yahua was established in August 2006 as a Chinese limited liability company.  Taiyuan Longwei was established as a Chinese limited liability company in July 1995.  All of the operations of the Company are conducted by and through Taiyuan Longwei.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of Preparation

The financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company. This basis of accounting differs in certain material respects from that used for the preparation of the books and records of the Company, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”) the accounting standards used in the place of their domicile.

(b)    Economic and Political Risks

The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

(c)    Principles of Consolidation

The accompanying financial statements include Longwei Petroleum Investment Holding Limited,                            a British Virgin Islands corporation, its wholly owned subsidiary, Taiyuan Yahua Energy Conversion Co., Ltd., a Chinese Limited Liability company which owns 100% of the operating subsidiary, and the operating subsidiary, Taiyuan Longwei Economy & Trading Company, Ltd., a Chinese Limited Liability Company.  Intercompany transactions have been eliminated in consolidation.

(d)    Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over the assets' estimated useful lives, using the straight-line method. Estimated useful lives of the property, plant and equipment are as follows:

Buildings	20 years
Heavy machinery and production equipment	8- 20 years
Railway	20 years
Motor vehicles	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are capitalized.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e)    Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

There was no impairment of long-lived assets as of June 30, 2007 and 2006.

(f)    Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

When inventories are sold, their carrying amount is charged to expense in the year in which the revenue is recognized. Write-downs for declines in net realizable value or for losses of inventories are recognized as an expense in the year the impairment or loss occurs. There were no declines in net realizable value of inventory for the years ended June 30, 2007, 2006 and 2005.

During the years ended June 30, 2007 and 2006 approximately 76% and 65% of total inventory purchases were from five suppliers, respectively.

 (g)    Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

 (h)    Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash deposit in PRC banks are not insured by any government agency or entity.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

  2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(i)    Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing of inventory items from suppliers.  We lock in prices 30 - 60 days in advance by using our cash resources.  We expect to maintain this level of advances in the future to ensure that we have adequate supplies and can obtain the best possible price at the particular time of purchase.  We do not place any impairment on these advances since our suppliers are large enterprises that have controls placed on them by the Chinese government.  We have not had to make any historical adjustments to our advances for any deficiencies or negative impact to our advances to our suppliers.

(j)    Fair Value of Financial Instruments

The Company's financial instruments include cash and cash equivalents, accounts receivable, prepaid taxes, advances to suppliers, other current assets, taxes payable, accounts payable and advances from customers. Management estimates that the carrying amounts of the non related party financial instruments approximate their fair values due to their short-term nature.

 (k)    Revenue Recognition

The Company derives the bulk of its revenue from sales of gasoline, diesel, kerosene and fuel oil. These product sales revenues are recognized when customers take possession of goods in accordance with the terms of purchase order agreements that evidence agreed upon pricing and when collectibility is reasonably assured. Cost of revenues for product sales include costs to purchase and transport the product to the Company, costs to deliver the goods to the customer and depreciation on product storage and delivery equipment.

Agency service revenue consists of fees charged to small fuel distributors who lack the required licenses to purchase directly from large refineries. The Company allocates a portion of its purchasing quota to these customers for a fee similar to a sales commission. Agency service revenue is recognized when there is evidence of an arrangement that specifies pricing and irrevocable allocation of a portion of the Company’s purchase quota and collection has occurred. Cost of agency service revenues consists primarily of selling commissions.

When we receive payments we recognize revenue.  If the arrangement or the delivery of the product is not completed, we reimburse the customer for the agency service fee and deduct that fee and the corresponding profit from the Company's accounting records.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

  2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(l)    Foreign Currency Translation

The functional currency of the Company is Renminbi (“RMB”) and the RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are converted into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are converted into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions, which are not material, are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates for each period and stockholders' equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign currency translation adjustment to other comprehensive income, a component of stockholders' equity. The exchange rates adopted are as follows:

	2007	2006	2005
Year end RMB exchange rate	7.61	7.99	8.26
Average yearly RMB exchange rate	7.81	8.07	8.26

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

(m)    Earnings Per Share

The Company adopted Statement of Financial Accounting Standard No. 128, “Earnings per Share” (“SFAS                     No. 128"), which is effective for annual periods ending after December 15, 1997.  Earnings per share (EPS) are                      computed based on the weighted average number of shares actually outstanding.

	June 30, 2007	June 30, 2006
Number of common shares used	50,000	50,000

 (n)    Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(o)    Income Taxes

The company has implemented SFAS No. 109, "Accounting for Income Taxes," which provides for a liability approach to accounting for income taxes. Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The company has recorded no deferred tax assets or liabilities as of June 30, 2007, 2006 and 2005, since nearly all differences in tax bases and financial statement carrying values are permanent differences.

 (p)    Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments." SFAS No. 155 amends SFAS No. 133 and 140. The statement applies to certain hybrid financial instruments, which are instruments that contain embedded derivatives. The new standard establishes a requirement to evaluate beneficial interests in securitized financial assets to determine if the interests represent freestanding derivatives or are hybrid financial instruments containing embedded derivatives requiring bifurcation. This new standard also permits an election for fair value re-measurement of any hybrid financial instrument containing an embedded derivative that otherwise would require bifurcation under SFAS No. 133. The fair value election can be applied on an instrument-by-instrument basis to existing instruments at the date of adoption and can be applied to new instruments on a prospective basis. SFAS No. 155 shall be effective for all financial instruments acquired, issued, or subject to a remeasurement (new basis) event occurring after the beginning of first fiscal year that begins after September 15, 2006. It is not expected that SFAS No. 155 will have a material effect on the Company's financial position or results of operations.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes.  FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes.  Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods.  FIN 48 will be effective for fiscal years beginning after December 15, 2006 and the provisions of FIN 48 will be applied to all tax positions under Statement No. 109 upon initial adoption.  The cumulative effect of applying the provisions of this interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year.  The Company will adopt FIN 48 effective from July 1, 2007.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of SFAS No. 157 relate to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurement. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

those fiscal years. The Company does not believe that the adoption of the provisions of SFAS No. 157 will materially impact its financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will become effective for the Company beginning with the first quarter of 2008. The Company has not yet determined the impact of the adoption of SFAS No. 159 on its financial statements and footnote disclosures.

  3.    ACCOUNTS RECEIVABLE

The receivables and allowance balances at June 30, 2007 and 2006 are as follows:

	June 30, 2007	June 30, 2006
Accounts receivable	$4,908,673	$7,935,390
Less: allowance for doubtful accounts	-	-
Accounts receivable, net	$4,908,673	$7,935,390

Concentrations in accounts receivable - As of June 30, 2007, two customers, each of which accounted for more than 10% of the Company’s accounts receivable, with total amounts of $3,426,413, represented 70% of total accounts receivable in aggregate. As of June 30, 2006, four customers accounted for more than 10% of the Company’s accounts receivable with total amounts of $7,788,235, representing 98% of total accounts receivable in aggregate.

The allowance for doubtful accounts receivable is based on several factors, including overall customer credit quality, historical write-off experience, and specific account analysis that projects the ultimate collectibility of the account.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

4.    INVENTORIES

Inventories are the unsold petroleum products purchased from various suppliers, and consist of the following as of June 30, 2007 and 2006:

	June 30,	June 30,
	2007	2006
Diesel Oil	$10,982,628	$9,160,261
Gasoline	3,998,679	5,365,930
Fuel Oil	2,516,115	42,444
White Spirit	423,137	2,244,590
Less: allowances for slowing moving items	-	-
Total	$17,920,559	$16,813,225

5.    ADVANCE TO SUPPLIERS

The Company has made payments to unrelated suppliers in advance of receiving products and services. The advance payments are meant to ensure preferential pricing and delivery. The amounts advanced under such arrangements totaled $27,684,387 and $1,813,964 as of June 30, 2007 and 2006, respectively.  The advance payments ensure that we get the best possible price at the time we purchase the petroleum product.  In addition, we receive delivery within 30 days of our payment, ensuring an adequate supply for our customers.

6.    PREPPAID TAXES

Prepaid taxes consist of the following:

	June 30,	June 30,
	2007	2006
Value added tax	$1,346,883	$161,696
Other tax refundable	128,275	-
Total	$1,475,158	$161,696

7.    PROPERTY, PLANT AND EQUIPMENT

At June 30, 2007 and 2006, property, plant and equipment, at cost, consist of

	June 30, 2007	June 30, 2006
Land and buildings	$1,850,284	$1,762,286
Machinery and production equipment	2,518,800	2,395,941
Railway	1,298,292	1,236,546
Motor vehicles	170,828	162,703
Total property, plant and equipment	5,838,204	5,557,476
Less: accumulated depreciation	(3,145,198)	(2,655,983)
Property, plant and equipment, net	$2,693,006	$2,901,493

Depreciation expense for the years ended June 30, 2007, 2006 and 2005 was $347,459, $352,323 and $344,219, respectively.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

8.  TAXES PAYABLE

Taxes payable consist of the following:

	June 30,	June 30,
	2007	2006
Income tax payable	$987,666	$2,404,872
Business taxes payable and others	123,666	101,651

Total	$1,111,332	$2,506,523

9.  OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

	June 30,	June 30,
	2007	2006
Accrued salaries	$8,187	$6,446
Accrued staff welfare	139,268	88,807

Total	$147,455	$95,253

10.    INCOME TAXES

(a)     Corporation Income Tax (“CIT”)

The Company ’s operating subsidiary is governed by the Income Tax Laws of the PRC. The PRC federal statutory tax rate is 30% and the local tax rate is 3%.

The provision for income taxes for each of the three years ended June 30, 2007, 2006 and 2005 are summarized as follows:

	2007	2006	2005
Current	$5,911,404	$7,245,278	$4,076,172
Deferred	-	-	-
	$5,911,404	$7,245,278	$4,076,172

(b)     Value Added Tax (“VAT”)

In accordance with the relevant taxation laws in the PRC, the normal VAT rate for domestic sales is 5% to 17%, which is levied on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority. The value added tax refundable presents the VAT that the Company paid for the purchasing products and can be used to deduct the VAT related to the sale of products.

The Company is subject to the Income Tax Laws of the United States of America.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

10.    INCOME TAXES (Continued)

The components of the provision for income taxes at June 30, 2007 are as follows:

Current- Federal

$

0

Change in valuation allowance

(0)

Income tax provision

$

0

A reconciliation of the income tax provision for the Company to the amount expected using the U.S. Federal statutory rate follows:

Expected amount using:

U.S. Federal statutory rate

$

0

Use of loss carryforwards

0

Change in valuation allowance

(0)

                                    Effective tax

$

0

Deferred tax assets (liabilities) consisted of the following at June 30, 2007.

Deferred tax assets

Net operating loss carryforwards

$

0

Deferred tax liability

0

0

Valuation allowance

(0)

$

0

At June 30, 2007, the Company has net operating loss (NOL) carryforwards totaling approximately $0. Deferred tax assets have been reduced by a valuation allowance because of uncertainties as to future recognition of taxable income to assure realization.  The net change in the valuation allowance for the year ended June 30, 2007 was $0.

11.    COMMITMENTS AND CONTINGENCIES

The Company has no commitments as of June 30, 2007.

12.   CONCENTRATIONS, RISKS AND UNCERTAINTIES

The Company has the following concentrations of business with one customer constituting greater than 10% of the Company’s revenues:

	2007	2006	2005

Taiyuan Yanyu Oil Supply Company Limited	12%	5%	6%
Taiyuan City XiShan Gujiao Material and Oil Storage Labor Service Department	2%	3%	12%

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

12.   CONCENTRATIONS, RISKS AND UNCERTAINTIES (Continued)

The Company has the following concentrations of business with suppliers constituting greater than 10% of the Company’s purchasing volume:

	2007	2006	2005

Yanlian Industry Group selling division	26%	20%	13%
Tuha Oil Exploring and Exploiting Headquarters	20%	16%	18%
Xinan Oil Chemical Assembling Factory	11%	15%	8%
Alashankou Baoli Trading Company Limited	10%	3%	6%
Alashankou Dacheng Company Limited	10%	11%	11%
Tianjin Dagang Jingyu Industry Company Limited	9%	12%	20%
Panjin Jinjiang Oil Chemical Company Limited	7%	12%	14%

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

13.

SEGMENT INFORMATION

For the year ended June 30, 2007
Agency
	Product sales	Service	Total
Revenues	$ 85,935,810	$ 7,826,504	$ 93,762,314
Cost of revenues	74,169,157	1,428,077	75,597,234
Gross profit	$ 11,766,653	$ 6,398,427	$ 18,165,080

Income from operations	$ 11,319,048	$ 6,398,427	$ 17,717,475
Total assets	$ 60,742,211	$ -	$ 60,742,211
Depreciation	$ 318,945	$ -	$ 347,459

For the year ended June 30, 2006
Agency
	Product sales	Service	Total
Revenues	$ 82,781,225	$ 10,300,496	$ 93,081,721
Cost of revenues	67,596,453	3,137,024	70,733,477
Gross profit	$ 15,184,772	$ 7,163,472	$ 22,348,244

Income from operations	$ 14,679,345	$ 7,163,473	$ 21,842,818
Total assets	$ 53,327,964	$ -	$ 53,327,964
Depreciation	$ 308,618	$ -	$ 352,323

For the year ended June 30, 2005
Agency
	Product sales	Service	Total
Revenues	$ 29,407,212	$ 11,457,203	$ 40,864,415
Cost of revenues	23,972,411	4,153,548	28,125,959
Gross profit	$ 5,434,801	$ 7,303,655	$ 12,738,456

Income from operations	$ 5,000,247	$ 7,303,656	$ 12,303,903
Total assets	$ 36,267,910	$ -	$ 36,267,910
Depreciation	$ 329,849	$ -	$ 344,219

14.    GEOGRAPHICAL INFORMATION

 The Company's revenues by geographic destination are analyzed as follows:

	For Years Ended June 30,
	2007	2006	2005

PRC	$93,762,314	$93,081,721	$40,864,415
Outside PRC	-	-	-

Total net revenues	$93,762,314	$93,081,721	$40,864,415

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

8,250,000 shares of common stock

PROSPECTUS

_______, 2007

Dealer Prospectus delivery obligation

----------------------------------------------

Until 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be Paid

SEC Registration Fee	$379.92
Printing Fees and Expenses	124.00
Legal Fees and Expenses	110,000.00
Accounting Fees and Expenses	197,000.00
Transfer Agent and Registrar Fees	500.00
FINRA	1,063.00
Miscellaneous	1,140.00

TOTAL	$310, 328.00

Item 14.  Indemnification of Directors and Officers

Our Bylaws provide that, in the event a director, officer, partner, trustee, employee, fiduciary or agent is made a party or threatened to be made a party by reason of service as a director, officer, partner, trustee, employee, fiduciary or agent of our company (or by reason of service as a director, officer, partner, trustee, employee, fiduciary or agent of another entity at the request of our company), then we shall indemnify that individual against reasonably incurred expenses (including any attorneys' fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him or her in connection with such action, suit or proceeding if it is determined that he or she conducted himself or herself in good faith and that he or she reasonably believed (i) in the case of conduct in his or her official capacity with our company , that the conduct was in the company’s best interests, or (ii) in all other cases (except criminal cases), that the conduct was at least not opposed to the company’s best interests, or (iii) in the case of any criminal proceeding, that he or she had no reasonable cause to believe the conduct was unlawful. An indemnified person will be deemed to be acting in his or her official capacity while acting as a director, officer, employee or agent on behalf of our company and not while acting on the company’s behalf for some other entity.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15.   Recent Sales of Unregistered Securities

On February 20, 2007, 150,000 shares of common stock were issued for cash of $3,000 to two persons. On March 1, 2005, 5,000 shares of common stock were issued for $100.00 to one person. On November 2, 2005, 150,000 shares of common stock were issued for cash of $3,000 to two persons. These issuances were made to existing non-affiliated shareholders. The issuance of these shares did not involve any public offering or public advertising or solicitation, and were exempt under Section 4(2) of the Securities Act as transactions not involving any public offering. No underwriter was involved.

Pursuant to the Share Exchange Agreement dated October 10, 2007, Tabatha II issued 69,000,000 shares of its common stock to Cai Yongjun and Xue Yongping in exchange for 100% or 50,000 shares, of the outstanding shares of Longwei BVI.  The issuance of 69,000,000 shares represents 86% of Tabatha II’s outstanding shares.

Under the terms of the Share Exchange Agreement, Tabatha II was to have outstanding 6,000,000 shares, or 8% of the outstanding shares, post-acquisition.  Prior to the Share Exchange Agreement Tabatha II had 8,492,400 shares outstanding and 2,492,400 shares were subsequently cancelled.  Certain control persons, officers and directors of Tabatha II, including John Ballard, retained 1,159,815 of his original shares.  Diane Thelen transferred 200,000 shares to non-affiliated shareholder Jimmy Wang for his services related to the acquisition. Etech International, Inc. received 2,250,000 restricted securities for their consulting services related to the acquisition, and Yan Wang received 650,000 restricted shares for her consulting services related to the acquisition.  The respective consulting agreements are herewith filed as Exhibits 10.1 and 10.2.

The issuance of the shares in the share exchange with the two Longwei BVI shareholders, and the issuance of shares to Etech International, Inc. and Yan Wang, did not involve any public offering or public advertising or solicitation, and were exempt under Section 4(2) of the Securities Act as transactions not involving any public offering. No underwriter was involved.

Item 16.  Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form S-1.

Exhibit Number	Description

1.1	Underwriting agreement with Jackson, Kohle & Co. (herein incorporated by reference from Form S-1 filed with the Securities and Exchange Commission on October 25, 2007)

2.1

Agreement for Share Exchange dated October 10, 2007, by and between Tabatha II, Inc. and Longwei Petroleum Investment Holding Limited and the Shareholders of Longwei Petroleum Investment Holding Limited (herein incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on October 15, 2007.

3.1	Articles of Incorporation (herein incorporated by reference from Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on October 11, 2000).

3.2	Bylaws (herein incorporated by reference from Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on October 22, 2000).

3.3

Amendment to Articles of Incorporation, indicating the name change to Longwei Petroleum Investment Holding Limited (herein incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2007).

5.1	Opinion of Hand & Hand, a professional corporation. *

10.1

Consulting Agreement as of October 12, 2007, by and between Longwei Petroleum Investment Holding Limited and Etech International, Inc. (herein incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2007).

10.2

Consulting Agreement as of October 12, 2007, by and between Longwei Petroleum Investment Holding Limited and Ms. Yan Wang (herein incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2007).

10.3

Consulting Agreement as of October 12, 2007, by and between Longwei Petroleum Investment Holding Limited, the BVI company, and John Ballard (herein incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2007).

10.4	Convertible Promissory Notes *

10.5	Class A Common Stock Purchase Warrants *

10.6	Longwei Petroleum Investment Holding Limited Term Sheet *

14	Code of Ethics (herein incorporated by reference from Form S-1 filed with the Securities and Exchange Commission on October 25, 2007).

23.1	Consent of Child, Van Wagoner & Bradshaw, PLLC. *

23.3	Consent of Hand & Hand, a professional corporation. (included in exhibit 5.1)

*	Filed herewith

Item 17.  Undertakings

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)

Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c) Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taiyuan City, Shanxi Province, Shanxi, China, on the 26th day of December 2007.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

By: /s/ CAI YONGJUN

Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on December 26 , 2007:

SIGNATURE	TITLE

/s/ Cai Yongjun	Chief Executive Officer, President and Chairman
Cai Yongjun

/s/ Xue Yongping	Secretary and a director
Xue Yongping

/s/ Wang Junping	Chief Financial Officer
Wang Junping